Exhibit 99.1

Assured Guaranty Corp.

Consolidated Financial Statements

September 30, 2013

Assured Guaranty Corp.

Index to Consolidated Financial Statements

September 30, 2013

Assured Guaranty Corp.

Consolidated Balance Sheets (unaudited)

(dollars in millions except per share and share amounts)

	As of September 30, 2013	As of December 31, 2012
Assets
Investment portfolio:
Fixed maturity securities, available-for-sale, at fair value (amortized cost of $2,042 and $2,543)	$2,068	$2,723
Short-term investments, at fair value	53	130
Other invested assets	65	63
Equity method investment in affiliate	280	—
Total investment portfolio	2,466	2,916
Cash	19	17
Premiums receivable, net of ceding commissions payable	220	250
Ceded unearned premium reserve	562	362
Reinsurance recoverable on unpaid losses	113	147
Salvage and subrogation recoverable	50	67
Credit derivative assets	392	388
Deferred tax asset, net	447	371
Financial guaranty variable interest entities’ assets, at fair value	862	818
Other assets	179	174
Total assets	$5,310	$5,510
Liabilities and shareholder’s equity
Unearned premium reserve	$1,017	$1,125
Loss and loss adjustment expense reserve	189	308
Reinsurance balances payable, net	93	95
Note payable to affiliate	300	300
Credit derivative liabilities	1,665	1,512
Financial guaranty variable interest entities’ liabilities with recourse, at fair value	519	484
Financial guaranty variable interest entities’ liabilities without recourse, at fair value	385	374
Other liabilities	169	205
Total liabilities	4,337	4,403
Commitments and contingencies (See Note 15)
Preferred stock ($1,000 liquidation preference, 200,004 shares authorized; none issued and outstanding)	—	—
Common stock ($720 par value, 500,000 shares authorized; 20,834 shares issued and outstanding)	15	15
Additional paid-in capital	1,041	1,037
Retained earnings (deficit)	(93)	(56)
Accumulated other comprehensive income, net of tax of $6 and $59	10	111
Total shareholder’s equity	973	1,107
Total liabilities and shareholder’s equity	$5,310	$5,510

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Operations (unaudited)

(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues
Net earned premiums	$13	$22	$57	$69
Net investment income	19	25	64	74
Net realized investment gains (losses):
Other-than-temporary impairment losses	(1)	(3)	(2)	(37)
Less: portion of other-than-temporary impairment loss recognized in other comprehensive income	1	0	3	(30)
Other net realized investment gains (losses)	41	0	68	3
Net realized investment gains (losses)	39	(3)	63	(4)
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	10	(13)	(86)	(77)
Net unrealized gains (losses)	206	(54)	(118)	(332)
Net change in fair value of credit derivatives	216	(67)	(204)	(409)
Fair value gains (losses) on committed capital securities	5	(1)	(4)	(8)
Fair value gains (losses) on financial guaranty variable interest entities	4	0	(6)	96
Other income	(4)	0	2	(1)
Total revenues	292	(24)	(28)	(183)
Expenses
Loss and loss adjustment expenses	(15)	30	(51)	45
Amortization of deferred acquisition costs	0	0	(3)	3
Interest expense	3	3	11	11
Other operating expenses	17	17	52	55
Total expenses	5	50	9	114
Income (loss) before income taxes and equity in net earnings of investee	287	(74)	(37)	(297)
Provision (benefit) for income taxes
Current	(2)	15	(21)	6
Deferred	100	(45)	(11)	(122)
Total provision (benefit) for income taxes	98	(30)	(32)	(116)
Equity in net earnings of investee	10	—	10	—
Net income (loss)	$199	$(44)	$5	$(181)

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Comprehensive Income (unaudited)

(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net income (loss)	$199	$(44)	$5	$(181)
Unrealized holding gains (losses) arising during the period on:
Investments with no other-than-temporary impairment, net of tax provision (benefit) of $(2), $13, $(38) and $32	(3)	25	(72)	60
Investments with other-than-temporary impairment, net of tax provision (benefit) of $0, $2, $(1) and $(9)	(1)	2	0	(18)
Unrealized holding gains (losses) arising during the period, net of tax	(4)	27	(72)	42
Less: reclassification adjustment for gains (losses) included in net income (loss)	26	(2)	29	(2)
Change in net unrealized gains on investments	(30)	29	(101)	44
Change in cumulative translation adjustment, net of tax provision (benefit) of $3, $1, $1 and $1	6	3	0	3
Other comprehensive income (loss)	(24)	32	(101)	47
Comprehensive income (loss)	$175	$(12)	$(96)	$(134)

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statement of Shareholder’s Equity (unaudited)

For the Nine Months Ended September 30, 2013

(in millions)

	Preferred Stock		Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
Balance, December 31, 2012	$—		$15	$1,037	$(56)	$111	$1,107
Net income	—		—	—	5	—	5
Dividends	—		—	—	(42)	—	(42)
Capital contribution	—	—	—	4	—	0	4
Other comprehensive loss	—		—	—	—	(101)	(101)
Balance at September 30, 2013	$—		$15	$1,041	$(93)	$10	$973

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Cash Flows (unaudited)

(in millions)

	Nine Months Ended September 30,
	2013	2012
Net cash flows provided by (used in) operating activities	$(84)	$(41)
Investing activities
Fixed maturity securities:
Purchases	(350)	(254)
Sales	235	97
Maturities	133	192
Net sales (purchases) of short-term investments	76	15
Net proceeds from paydowns on financial guaranty variable interest entities’ assets	56	58
Repayment of notes receivable from affiliate	11	51
Proceeds from sale of third party surplus notes	32	—
Net cash flows provided by (used in) investing activities	193	159
Financing activities
Dividends paid	(42)	(55)
Net paydowns of financial guaranty variable interest entities’ liabilities	(65)	(82)
Net cash flows provided by (used in) financing activities	(107)	(137)
Effect of exchange rate changes	0	1
Increase (decrease) in cash	2	(18)
Cash at beginning of period	17	31
Cash at end of period	$19	$13
Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$47	$(1)
Interest	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (unaudited)

September 30, 2013

1.	Business and Basis of Presentation

Business

Assured Guaranty Corp. (“AGC” and, together with its subsidiaries, the “Company”), a Maryland domiciled insurance company, is an indirect and wholly-owned operating subsidiary of Assured Guaranty Ltd. (“AGL” and, together with its subsidiaries, “Assured Guaranty”). AGL is a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (“U.S.”) and international public finance (including infrastructure) and structured finance markets.

AGC owns 100% of Assured Guaranty (UK) Ltd. (“AGUK”), a company incorporated in the United Kingdom (“U.K.”) as a U.K. insurance company which AGC elected to place into runoff in 2010. In addition, AGC owns AG PFC Holding LLC (“AGPFC”), which is a Delaware limited liability company that was formed in connection with loss mitigation efforts for a film library securitization transaction that AGC guarantees under a credit derivative contract in which its affiliate AG Financial Products Inc. (“AGFP”) sold credit protection, and Prescott LLC, which is a Delaware limited liability company that was formed in connection with a transaction that AGC insured.

The Company applies its credit underwriting judgment, risk management skills and capital markets experience to offer insurance that protects holders of debt instruments and other monetary obligations from defaults in scheduled payments, including scheduled interest and principal payments. The Company markets its credit protection products directly to issuers and underwriters of public finance and structured finance securities as well as to investors in such obligations. The Company guarantees obligations issued in many countries, although its principal focus is on the U.S., as well as Europe and Australia.

Financial guaranty insurance policies provide an unconditional and irrevocable guaranty that protects the holder of a financial obligation against non-payment of principal and interest ("Debt Service") when due. Upon an obligor’s default on scheduled principal or interest payments due on the obligation, the Company is required under the financial guaranty policy to pay the principal or interest shortfall. The Company has issued financial guaranty insurance policies on public finance obligations and structured finance obligations. Public finance obligations insured by the Company consist primarily of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, health care facilities and government office buildings. Structured finance obligations insured by the Company are generally issued by special purpose entities and backed by pools of assets such as residential or commercial mortgage loans, consumer or trade receivables, securities or other assets having an ascertainable cash flow or market value. The Company also includes within structured finance obligations other specialized financial obligations.

In the past, the Company had sold credit protection by issuing policies that guaranteed payment obligations under credit derivatives. Financial guaranty contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the Company’s obligation to make loss payments are similar to those for financial guaranty insurance contracts; the Company's credit derivatives are primarily comprised of credit default swaps (“CDS”). The Company’s credit derivative transactions are governed by International Swaps and Derivative Association, Inc. (“ISDA”) documentation. The Company has not entered into any new CDS in order to sell credit protection since the beginning of 2009, when regulatory guidelines were issued that limited the terms under which such protection could be sold. The capital and margin requirements applicable under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) also contributed to the decision of the Company not to enter into such new CDS in the foreseeable future. The Company actively pursues opportunities to terminate existing CDS, which have the effect of reducing future fair value volatility in income and/or reducing rating agency capital charges.

Basis of Presentation

The unaudited interim consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and, in the opinion of management, reflect all adjustments that are of a normal recurring nature, necessary for a fair statement of the financial condition, results of operations and cash flows of the Company and its consolidated financial guaranty variable interest entities (“FG VIEs”) for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These unaudited interim consolidated financial statements are as of September 30, 2013 and cover the three-month period ended September 30, 2013 ("Third Quarter 2013") and the three-month period ended September 30, 2012 ("Third Quarter 2012"), the nine-month period ended September 30, 2013 ("Nine Months 2013") and the nine-month period ended September 30, 2012 ("Nine Months 2012"). Certain financial information that is normally included in annual financial statements prepared in accordance with GAAP, but is not required for interim reporting purposes, has been condensed or omitted. The year-end balance sheet data was derived from audited financial statements.

The unaudited interim consolidated financial statements include the accounts of AGC and its subsidiaries and its consolidated FG VIEs. Intercompany accounts and transactions between and among all consolidated entities have been eliminated. Certain prior year balances have been reclassified to conform to the current year’s presentation.

These unaudited interim consolidated financial statements should be read in conjunction with the annual consolidated financial statements of AGC included in Exhibit 99.1 in AGL's Form 8-K dated April 8, 2013, filed with the U.S. Securities and Exchange Commission (the “SEC”).

In addition to the subsidiaries of AGC described above, in July 2013, AGC purchased approximately 39% of the outstanding shares of Municipal Assurance Holdings Inc., a Delaware company newly formed to hold all of the outstanding shares of Municipal Assurance Corp. ("MAC"), a New York domiciled insurance company. The transactions to capitalize MAC are described in greater detail in Note 11, Investment in MAC Holdings.

2.	Business Changes and Accounting Developments

Summarized below are updates of the most significant recent events that have had, or may have in the future, a material effect on the financial position, results of operations or business prospects of the Company.

Rating Actions

When a rating agency assigns a public rating to a financial obligation guaranteed by AGC or its subsidiary AGUK, it generally awards that obligation the same rating it has assigned to the financial strength of AGC or AGUK. Investors in products insured by AGC or AGUK frequently rely on ratings published by nationally recognized statistical rating organizations (“NRSROs”) because such ratings influence the trading value of securities and form the basis for many institutions' investment guidelines as well as individuals' bond purchase decisions. Therefore, AGC and AGUK manage their business with the goal of achieving high financial strength ratings. If the financial strength ratings of AGC were reduced below current levels, AGC expects that could have adverse effects on its future business opportunities as well as the premiums it could charge for its insurance policies and consequently, a further downgrade could harm AGC's new business production and results of operations in a material respect. However, the models used by NRSROs differ, presenting conflicting goals that may make it inefficient or impractical to reach the highest rating level. The models are not fully transparent, contain subjective data (such as assumptions about future market demand for the Company's products) and change frequently. Ratings reflect only the views of the respective NRSROs and are subject to continuous review and revision or withdrawal at any time.

In the last several years, Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) have downgraded the financial strength ratings of AGC and AGUK. On January 17, 2013, Moody’s downgraded the financial strength rating of AGC and AGUK from Aa3 to A3. While the outlook for the ratings from S&P and Moody's is stable, there can be no assurance that S&P and Moody's will not take further action on the Company's rating. For a discussion of the effect of rating actions on the Company, see the following:

•	Note 5, Expected Loss to be Paid

•	Note 8, Financial Guaranty Contracts Accounted for as Credit Derivatives

In July 2013, MAC was assigned a financial strength rating of AA+ (stable outlook) from Kroll Bond Rating Agency and of AA- (stable outlook) from S&P.

Significant Transactions

•
On October 10, 2013, the Company and Deutsche Bank AG terminated one below investment grade transaction under which the Company had provided credit protection to Deutsche Bank through a credit default swap. The transaction had a net par outstanding of $294 million at the time of termination.

•
In August 2013, AGC entered into a settlement agreement with a provider of representations and warranties ("R&W") that resolved AGC's claims relating to specified residential mortgage-backed securities ("RMBS") transactions that AGC had insured.

•
On May 6, 2013, Assured Guaranty entered into an agreement with UBS Real Estate Securities Inc. and affiliates (the "UBS Agreement") and a third party resolving Assured Guaranty's claims and liabilities related to specified RMBS transactions that were issued, underwritten or sponsored by UBS and insured by Assured Guaranty Municipal Corp. ("AGM"), an affiliate of the Company, or AGC under financial guaranty insurance policies. The UBS Agreement did not have a monetary impact on AGC's financial results.

3.	Outstanding Exposure

The Company’s financial guaranty contracts are written in either insurance or credit derivative form, but collectively are considered financial guaranty contracts. The Company seeks to limit its exposure to losses by underwriting obligations that are investment grade at inception, diversifying its insured portfolio and maintaining rigorous subordination or collateralization requirements on structured finance obligations. The Company also has utilized reinsurance by ceding business to third-party and affiliated reinsurers. The Company provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs. Some of these VIEs are consolidated as described in Note 9, Consolidation of Variable Interest Entities. The outstanding par and Debt Service amounts presented below include outstanding exposures on VIEs, whether or not they are consolidated.

In Third Quarter 2013, the Company changed the manner in which it presents par outstanding and Debt Service in two ways. First, the Company had included securities purchased for loss mitigation purposes both in its investment portfolio and its financial guaranty insured portfolio. Beginning with Third Quarter 2013, the Company excluded such loss mitigation securities from its disclosure about its financial guaranty insured portfolio (unless otherwise indicated) because it manages such securities as investments and not insurance exposure; it has taken this approach as of both September 30, 2013 and December 31, 2012. This reduced its below investment grade net par as of September 30, 2013 by $337 million from what it would have been without the change. Second, the Company refined its approach to its internal credit ratings and surveillance categories. Please refer to "Refinement of Approach to Internal Credit Ratings and Surveillance Categories" below for additional information.

Debt Service Outstanding (1)

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	September 30, 2013	December 31, 2012	September 30, 2013	December 31, 2012
	(in millions)
Public finance	$138,505	$148,161	$59,410	$104,006
Structured finance	39,213	47,104	28,492	34,607
Total financial guaranty	$177,718	$195,265	$87,902	$138,613
____________________

(1)	The decline in net par and net debt service outstanding is due primarily to a cession to MAC in July 2013. See note 11, Investment in MAC Holdings, for more information.

Financial Guaranty Portfolio by Internal Rating
As of September 30, 2013

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S		Structured Finance Non-U.S		Total
Rating Category (1)	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$100	0.3%	$737	20.9%	$11,265	51.3%	$3,348	68.2%	$15,450	24.9%
AA	4,452	14.1	278	7.8	2,469	11.3	143	2.9	7,342	11.9
A	18,778	59.5	1,175	33.3	819	3.7	169	3.5	20,941	33.8
BBB	6,893	21.8	1,174	33.3	2,446	11.1	1,014	20.7	11,527	18.6
Below-investment- grade (“BIG”)	1,346	4.3	166	4.7	4,954	22.6	233	4.7	6,699	10.8
Total net par outstanding (excluding loss mitigation bonds)	$31,569	100.0%	$3,530	100.0%	$21,953	100.0%	$4,907	100.0%	$61,959	100.0%
Loss Mitigation Bonds	29		—		338		—		367
Net par outstanding (including loss mitigation bonds)	$31,598		$3,530		$22,291		$4,907		$62,326

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2012

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S		Structured Finance Non-U.S		Total
Rating Category (1)	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$137	0.2%	$741	19.8%	$14,014	53.9%	$4,917	73.8%	$19,809	20.9%
AA	8,680	14.9	277	7.4	1,935	7.4	143	2.1	11,035	11.7
A	37,367	64.2	1,209	32.4	1,485	5.7	346	5.2	40,407	42.7
BBB	10,976	18.9	1,326	35.5	2,175	8.4	987	14.8	15,464	16.3
BIG	1,062	1.8	184	4.9	6,414	24.6	270	4.1	7,930	8.4
Total net par outstanding (excluding loss mitigation bonds)	$58,222	100.0%	$3,737	100.0%	$26,023	100.0%	$6,663	100.0%	$94,645	100.0%
Loss Mitigation Bonds	32		—		329		—		361
Net par outstanding (including loss mitigation bonds)	$58,254		$3,737		$26,352		$6,663		$95,006
____________________

(1)
In Third Quarter 2013, the Company adjusted its approach to assigning internal ratings. See "Refinement of Approach to Internal Credit Ratings and Surveillance Categories" below. This approach is reflected in the "Financial Guaranty Portfolio by Internal Rating" tables as of both September 30, 2013 and December 31, 2012.

In addition to amounts shown in the tables above, AGC had outstanding commitments to provide guaranties of $513 million for structured finance and, together with AGM, up to $167 million for public finance obligations as of September 30, 2013. The structured finance commitments include the unfunded component of pooled corporate and other transactions. Public finance commitments typically relate to primary and secondary public finance debt issuances. The expiration dates for the public finance commitments range between October 1, 2013 and February 25, 2017, with $29 million expiring prior to December 31, 2013. The commitments are contingent on the satisfaction of all conditions set forth in them and may expire unused or be canceled at the counterparty’s request. Therefore, the total commitment amount does not necessarily reflect actual future guaranteed amounts.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies, except that, beginning this quarter, the Company's internal credit ratings focus on future performance, rather than lifetime performance. See "Refinement of Approach to Internal Credit Ratings and Surveillance Categories" below.

The Company monitors its investment grade credits to determine whether any new credits need to be internally downgraded to BIG. The Company refreshes its internal credit ratings on individual credits in quarterly, semi-annual or annual cycles based on the Company’s view of the credit’s quality, loss potential, volatility and sector. Ratings on credits in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter. The Company’s insured credit ratings on assumed credits are based on the Company’s reviews of low-rated credits or credits in volatile sectors, unless such information is not available, in which case, the ceding company’s credit rating of the transactions are used. The Company models most assumed RMBS credits with par above $1 million, as well as certain RMBS credits below that amount.

Credits identified as BIG are subjected to further review to determine the probability of a loss (see Note 5, Expected Loss to be Paid). Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a future loss is expected and whether a claim has been paid. The Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will pay more claims over the future of that transaction than it will have reimbursed. For surveillance purposes, the Company calculates present value using a constant discount rate of 5%. (A risk-free rate is used for recording of reserves for financial statement purposes.)

More extensive monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. In Third Quarter 2013, the Company refined the definitions of its BIG surveillance categories to be consistent with its new approach to assigning internal credit ratings. See "Refinement of Approach to Internal Credit Ratings and Surveillance Categories". The three BIG categories are:

•	BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•
BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims which is a claim that the Company expects to be reimbursed within one year) have yet been paid.

•	BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Refinement of Approach to Internal Credit Ratings and Surveillance Categories

Typically, when an issuer of a debt security has defaulted on a payment and has not made up that missed payment, the debt security is considered by the rating agencies to be below-investment-grade regardless of its current credit condition. Similarly, the Company had previously considered those securities on which it has made an insurance claim payment that had not been reimbursed to be BIG regardless of their current credit condition.

Structured finance transactions often include mechanisms for reimbursing the Company for its insurance claim payments from assets underlying the transactions to the extent permitted by asset performance. With improvements beginning to occur in the performance of the assets underlying some of the structured finance securities the Company has insured, the Company is receiving reimbursements on some transactions on which it had paid claims in the past. As a result of these improvements, it now projects receiving reimbursements (rather than making claims) in the future on some of those transactions. Under the old approach, a transaction with a projected lifetime loss, no matter how strong on a prospective basis, was required to be rated BIG. During Third Quarter 2013, the Company revised its approach to internal credit ratings. Under its revised approach, a transaction may be rated investment grade if it (a) has turned generally cash-flow positive and (b) is projected to have net future reimbursements with sufficient cushion to warrant an investment grade rating, even if it is projected to have ending lifetime unreimbursed insurance claim payments. The new approach did not result in the upgrade of any transactions to investment grade at September 30, 2013 and at December 31, 2012, but is likely to impact ratings in the future.

The Company also applied its change in approach to internal credit ratings to the Surveillance BIG Category definitions. Previously the BIG Category definitions were based in large part on whether lifetime losses were projected. Under the new approach, the BIG Category definitions are based on whether future losses are projected. The change in approach resulted in the migration of a number of risks within BIG Categories. The following table shows the BIG exposure as it would have been categorized under the previous approach and how it is categorized under the new approach:

Below-Investment-Grade
Net Par Outstanding
As of September 30, 2013

	Previous Approach	New Approach	Difference
	(in millions)
BIG 1	$2,173	$2,843	$670
BIG 2	2,326	2,326	—
BIG 3	2,200	1,530	(670)
Total	$6,699	$6,699	$—

Below-Investment-Grade
Net Par Outstanding
As of December 31, 2012

	Previous Approach	New Approach	Difference
	(in millions)
BIG 1	$2,853	$3,290	$437
BIG 2	2,575	2,575	—
BIG 3	2,502	2,065	(437)
Total	$7,930	$7,930	$—

Financial Guaranty Exposures
(Insurance and Credit Derivative Form)
As of September 30, 2013

	BIG Net Par Outstanding				Net Par	BIG Net Par as a % of Total Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding	Outstanding
			(in millions)
First lien U.S. RMBS:
Prime first lien	$50	$273	$3	$326	$356	0.5%
Alt-A first lien	438	914	171	1,523	2,332	2.5
Option ARM	52	299	34	385	490	0.6
Subprime	103	165	244	512	2,629	0.8
Second lien U.S. RMBS:
Closed end second lien	—	—	41	41	95	0.1
Home equity lines of credit (“HELOCs”)	276	—	0	276	281	0.4
Total U.S. RMBS	919	1,651	493	3,063	6,183	4.9
Trust preferred securities (“TruPS”)	759	102	691	1,552	3,819	2.5
Other structured finance	306	117	149	572	16,858	0.9
U.S. public finance	801	348	197	1,346	31,569	2.2
Non-U.S. public finance	58	108	—	166	3,530	0.3
Total	$2,843	$2,326	$1,530	$6,699	$61,959	10.8%

Financial Guaranty Exposures
(Insurance and Credit Derivative Form)
As of December 31, 2012

	BIG Net Par Outstanding				Net Par	BIG Net Par as a % of Total Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding	Outstanding
			(in millions)
First lien U.S. RMBS:
Prime first lien	$14	$355	$4	$373	$410	0.4%
Alt-A first lien	477	1,333	175	1,985	2,615	2.1
Option ARM	49	326	82	457	586	0.5
Subprime	57	176	262	495	3,016	0.5
Second lien U.S. RMBS:
Closed end second lien	—	6	42	48	114	0.1
HELOCs	21	—	307	328	339	0.3
Total U.S. RMBS	618	2,196	872	3,686	7,080	3.9
TruPS	1,551	—	716	2,267	4,230	2.4
Other structured finance	349	118	264	731	21,376	0.8
U.S. public finance	588	261	213	1,062	58,222	1.1
Non-U.S. public finance	184	—	—	184	3,737	0.2
Total	$3,290	$2,575	$2,065	$7,930	$94,645	8.4%

Below-Investment-Grade Credits
By Category
As of September 30, 2013

	Net Par Outstanding			Number of Risks(2)
Description	Financial Guaranty Insurance(1)	Credit Derivative	Total	Financial Guaranty Insurance(1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$1,859	$984	$2,843	79	14	93
Category 2	560	1,766	2,326	45	25	70
Category 3	728	802	1,530	62	20	82
Total BIG	$3,147	$3,552	$6,699	186	59	245

Below-Investment-Grade Credits
By Category
As of December 31, 2012

	Net Par Outstanding			Number of Risks(2)
Description	Financial Guaranty Insurance(1)	Credit Derivative	Total	Financial Guaranty Insurance(1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$1,489	$1,801	$3,290	71	29	100
Category 2	563	2,012	2,575	50	25	75
Category 3	1,135	930	2,065	59	21	80
Total BIG	$3,187	$4,743	$7,930	180	75	255
 ____________________

(1)	Includes net par outstanding for FG VIEs.

(2)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments.

Economic Exposure to the Selected European Countries

Several European countries continue to experience significant economic, fiscal and/or political strains such that the likelihood of default on obligations with a nexus to those countries may be higher than the Company anticipated when such factors did not exist. The European countries where it believes heightened uncertainties exist are: Greece, Hungary, Ireland, Italy, Portugal and Spain (the “Selected European Countries”). The Company is closely monitoring its exposures in Selected European Countries where it believes heightened uncertainties exist. Published reports have identified countries that may be experiencing reduced demand for their sovereign debt in the current environment. The Company selected these European countries based on these reports and its view that their credit fundamentals are deteriorating. The Company’s economic exposure to the Selected European Countries (based on par for financial guaranty contracts and notional amount for financial guaranty contracts accounted for as derivatives) is shown in the following table net of ceded reinsurance.

Net Economic Exposure to Selected European Countries(1)
September 30, 2013

	Greece	Hungary (2)	Ireland	Italy	Portugal	Spain (2)	Total
	(in millions)
Sovereign and sub-sovereign exposure:
Public finance	$—	$—	$—	$—	$—	$0	0
Infrastructure finance	—	28	18	50	64	21	181
Sub-total	—	28	18	50	64	21	181
Non-sovereign exposure:
RMBS	—	3	—	—	—	—	3
Commercial receivables	—	0	7	41	11	2	61
Pooled corporate	12	—	36	96	2	292	438
Sub-total	12	3	43	137	13	294	502
Total	$12	$31	$61	$187	$77	$315	$683
Total BIG	$—	$3	$—	$1	$1	$8	$13
 ____________________

(1)	While the Company’s exposures are shown in U.S. dollars, the obligations the Company insures are in various currencies, including U.S. dollars, Euros and British pounds sterling.

(2)	See Note 5, Expected Loss to be Paid.

When the Company directly insures an obligation, it assigns the obligation to a geographic location or locations based on its view of the geographic location of the risk. For direct exposure this can be a relatively straight-forward determination as, for example, a debt issue supported by availability payments for a toll road in a particular country. The Company may also assign portions of a risk to more than one geographic location. The Company may also have direct exposures to the Selected European Countries in business assumed from unaffiliated monoline insurance companies. In the case of assumed business for direct exposures, the Company depends upon geographic information provided by the primary insurer.

The Company has included in the exposure tables above its indirect economic exposure to the Selected European Countries through policies it provides on (a) pooled corporate and (b) commercial receivables transactions. The Company considers economic exposure to a selected European Country to be indirect when the exposure relates to only a small portion of an insured transaction that otherwise is not related to a Selected European Country. In most instances, the trustees and/or servicers for such transactions provide reports that identify the domicile of the underlying obligors in the pool, although occasionally such information is not available to the Company.  The Company has reviewed transactions through which it believes it may have indirect exposure to the Selected European Countries that is material to the transaction and included in the tables above the proportion of the insured par equal to the proportion of obligors so identified as being domiciled in a Selected European Country. The Company may also have indirect exposures to Selected European Countries in business assumed from unaffiliated monoline insurance companies. However, in the case of assumed business for indirect exposures, unaffiliated primary insurers generally do not provide such information to the Company.

There is de minimis exposure in the “Public Finance" category. Sub-sovereign debt is debt issued by a governmental entity or government backed entity, or supported by such an entity, that is other than direct sovereign debt of the ultimate governing body of the country.

Exposure to Puerto Rico

The Company insures general obligations of the Commonwealth of Puerto Rico and various obligations of its instrumentalities. In recent months, investors have expressed concern about Puerto Rico's high debt levels and weak economy. Of the net insured par related to Puerto Rico, $0.6 billion is supported principally by a pledge of the good faith, credit and taxing power of the Commonwealth or by Commonwealth lease rental payments or appropriations. Puerto Rico’s Constitution provides that public debt constitutes a first claim on available Commonwealth resources. Public debt includes general obligation bonds and notes of the Commonwealth and payments required to be made under its guarantees of bonds and notes issued by its public instrumentalities. Of the remaining exposures, a significant portion, $0.9 billion, is secured by dedicated revenues such as special taxes, toll collections and revenues from essential utilities. In aggregate, the Company insures $1.6 billion net par to Puerto Rico obligors.

Neither Puerto Rico nor its instrumentalities are eligible debtors under Chapter 9 of the U.S. bankruptcy code.

Puerto Rico credits insured by the Company are presently current on their debt service payments, and the Commonwealth has never defaulted on any of its debt payments. Further, 82% of the Company’s exposure is rated investment grade internally and by both Moody’s and S&P, while 18%, substantially all of the balance of the exposure, is rated no more than one-notch below investment grade.

The Company has reduced its aggregate net par exposure to Puerto Rico credits by approximately 22% since January 2010, and limited its insurance of new issues to transactions that refunded existing exposure, with a general focus on lowering interest rates.

Management believes recent measures announced by the new Governor of Puerto Rico and his administration in adopting its fiscal 2014 budget in June reflect a strong commitment to improve the financial stability of the Commonwealth and several of its key authorities. In addition, other actions -- including adoption in April 2013 of substantive pension reform plans that have been upheld by Puerto Rico’s Supreme Court; plans to increase the excise tax on petroleum products, signed into law in June 2013; a 60% average rate increase for the Puerto Rico Aqueduct and Sewer Authority implemented in July 2013; and the government’s reduction in the use of deficit financing and responsiveness to capital markets -- demonstrate that officials of the Commonwealth are focused on making the necessary choices to help Puerto Rico operate within its financial resources and maintain its access to the capital markets, which is a critical source of funding for the Commonwealth.

The table below presents the Company’s exposure to Puerto Rico credits:

	Net Par Outstanding	Internal Rating
	(in millions)
Commonwealth of Puerto Rico	$480	BBB-
Puerto Rico Highways and Transportation Authority (Transportation revenue)	445	BBB-
Puerto Rico Aqueduct and Sewer Authority	288	BB+
Puerto Rico Convention Center District Authority	92	BBB
Puerto Rico Electric Power Authority	81	BBB
Puerto Rico Public Buildings Authority	53	BBB-
Puerto Rico Municipal Finance Authority	50	BBB-
Government Development Bank for Puerto Rico	33	BBB-
Puerto Rico Highways and Transportation Authority (Highway revenue)	29	BBB
Puerto Rico Infrastructure Financing Authority	11	BBB-
University of Puerto Rico	1	BBB-
Total	$1,563

4.	Financial Guaranty Insurance Premiums

The portfolio of outstanding exposures discussed in Note 3, Outstanding Exposure, includes financial guaranty contracts that meet the definition of insurance contracts as well as those that meet the definition of a derivative under GAAP. Amounts presented in this note relate only to financial guaranty insurance contracts. See Note 8, Financial Guaranty Contracts Accounted for as Credit Derivatives, for a discussion of credit derivative revenues.

Net Earned Premiums

	Third Quarter		Nine Months
	2013	2012	2013	2012
	(in millions)
Scheduled net earned premiums	$9	$17	$35	$51
Acceleration of premium earnings	4	4	20	17
Accretion of discount on net premiums receivable	0	1	2	1
Total net earned premiums(1)	$13	$22	$57	$69
___________________

(1)
Excludes $0.3 million and $1 million for Third Quarter 2013 and 2012, respectively, and $0.8 million and $2 million for the Nine Months 2013 and 2012, respectively, related to consolidated FG VIEs. The decline in net earned premiums in 2013 compared to 2012 was primarily due to cessions of unearned premiums to MAC. See Note 11, Investment in MAC Holdings for additional information.

Gross Premium Receivable, Net of Ceding Commissions Roll Forward

	Nine Months
	2013	2012
	(in millions)
Balance beginning of period	$250	$232
Premium written, net of ceding commissions	2	25
Premium payments received, net of ceding commissions	(25)	(48)
Adjustments:
Changes in the expected term of financial guaranty insurance contracts	(10)	6
Accretion of discount, net of ceding commissions	4	2
Foreign exchange translation	(1)	0
Consolidation of FG VIEs	—	0
Other adjustments	—	(2)
Balance, end of period (1)	$220	$215
___________________

(1)	Excludes $11 million and $10 million as of September 30, 2013 and September, 30, 2012, respectively, related to consolidated FG VIEs.

Gains or losses due to foreign exchange rate changes relate to installment premium receivables denominated in currencies other than the U.S. dollar. Approximately 14%, 15%, 17% of installment premiums at September 30, 2013, December 31, 2012, and September 30, 2012, respectively, are denominated in currencies other than the U.S. dollar, primarily Euro and British Pound Sterling.

The timing and cumulative amount of actual collections may differ from expected collections in the tables below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations and changes in expected lives.

Expected Collections of Gross Premiums Receivable,
Net of Ceding Commissions (Undiscounted)

September 30, 2013
(in millions)
2013 (October 1 - December 31)	$9
2014	27
2015	24
2016	22
2017	19
2018-2022	85
2023-2027	44
2028-2032	21
After 2032	22
Total (1)	$273
___________________

(1)	Excludes expected cash collections on FG VIEs of $14 million.

Scheduled Net Earned Premiums
Financial Guaranty Insurance Contracts

As of September 30, 2013
(in millions)
2013 (October 1 - December 31)	$8
2014	36
2015	33
2016	30
2017	28
2018 - 2022	122
2023 - 2027	88
2028 - 2032	57
After 2032	53
Total present value basis(1)	455
Discount	31
Total future value	$486
____________________

(1)	Excludes scheduled net earned premiums on consolidated FG VIEs of $9 million.

Selected Information for Policies Paid in Installments

	As of September 30, 2013	As of December 31, 2012
	(dollars in millions)
Premiums receivable, net of ceding commission payable	$220	$250
Gross unearned premium reserve	207	234
Weighted-average risk-free rate used to discount premiums	3.2%	3.6%
Weighted-average period of premiums receivable (in years)	7.9	8.4

5.	Expected Loss to be Paid

The following table presents a roll forward of the present value of net expected loss to be paid for all contracts, whether accounted for as insurance, credit derivatives or FG VIEs, by sector after the benefit for net expected recoveries for contractual breaches of R&W. The Company used weighted-average risk-free rates for U.S. dollar denominated obligations, which ranged from 0.0% to 4.36% as of September 30, 2013 and 0.0% to 3.28% as of December 31, 2012.

Net Expected Loss to be Paid,
After Net Expected Recoveries for Breaches of R&W
Roll Forward
Third Quarter 2013

	Net Expected Loss to be Paid as of June 30, 2013	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid as of September 30, 2013(2)
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$15	$2	$—	$17
Alt-A first lien	127	(23)	6	110
Option ARM	(11)	6	(5)	(10)
Subprime	70	7	(2)	75
Total first lien	201	(8)	(1)	192
Second lien:
Closed-end second lien	6	(1)	—	5
HELOCs	(26)	(10)	28	(8)
Total second lien	(20)	(11)	28	(3)
Total U.S. RMBS	181	(19)	27	189
TruPS	25	7	6	38
Other structured finance	(10)	(28)	(1)	(39)
U.S. public finance	25	1	(5)	21
Non-U.S. public finance	4	—	—	4
Total	$225	$(39)	$27	$213

Net Expected Loss to be Paid,
After Net Expected Recoveries for Breaches of R&W
Roll Forward
Third Quarter 2012

	Net Expected Loss to be Paid as of June 30, 2012	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid as of September 30, 2012
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$3	$1	$—	$4
Alt-A first lien	133	9	(11)	131
Option ARM	52	1	(31)	22
Subprime	68	—	(4)	64
Total first lien	256	11	(46)	221
Second lien:
Closed-end second lien	12	(1)	(1)	10
HELOCs	9	1	(5)	5
Total second lien	21	0	(6)	15
Total U.S. RMBS	277	11	(52)	236
TruPS	38	3	(1)	40
Other structured finance	104	3	(1)	106
U.S. public finance	32	9	(4)	37
Non-U.S. public finance	4	—	—	4
Total	$455	$26	$(58)	$423

Net Expected Loss to be Paid,
After Net Expected Recoveries for Breaches of R&W
Roll Forward
Nine Months 2013

	Net Expected Loss to be Paid as of December 31, 2012(2)	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid as of September 30, 2013(2)
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$5	$12	$—	$17
Alt-A first lien	137	(25)	(2)	110
Option ARM	7	11	(28)	(10)
Subprime	64	20	(9)	75
Total first lien	213	18	(39)	192
Second lien:
Closed-end second lien	6	(1)	—	5
HELOCs	2	(30)	20	(8)
Total second lien	8	(31)	20	(3)
Total U.S. RMBS	221	(13)	(19)	189
TruPS	20	6	12	38
Other structured finance	113	(47)	(105)	(39)
U.S. public finance	22	5	(6)	21
Non-U.S. public finance	4	—	—	4
Total	$380	$(49)	$(118)	$213

Net Expected Loss to be Paid,
After Net Expected Recoveries for Breaches of R&W
Roll Forward
Nine Months 2012

	Net Expected Loss to be Paid as of December 31, 2011	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid as of September 30, 2012
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$1	$3	$—	$4
Alt-A first lien	159	3	(31)	131
Option ARM	63	17	(58)	22
Subprime	68	3	(7)	64
Total first lien	291	26	(96)	221
Second lien:
Closed-end second lien	(48)	1	57	10
HELOCs	20	2	(17)	5
Total second lien	(28)	3	40	15
Total U.S. RMBS	263	29	(56)	236
TruPS	48	(5)	(3)	40
Other structured finance	111	(2)	(3)	106
U.S. public finance	21	24	(8)	37
Non-U.S. public finance	3	1	—	4
Total	$446	$47	$(70)	$423
__________________

(1)
Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded in reinsurance recoverable on paid losses included in other assets.

(2)
Includes net expected loss adjustment expenses ("LAE") to be paid for mitigating claim liabilities of $8 million as of September 30, 2013 and $11 million as of December 31, 2012. The Company paid $1 million and $2 million in LAE for Third Quarter 2013 and 2012, respectively, and $6 million and $4 million in LAE for Nine Months 2013 and 2012, respectively.

Net Expected Recoveries from
Breaches of R&W Rollforward
Third Quarter 2013

	Future Net R&W Benefit as of June 30, 2013	R&W Development and Accretion of Discount During Third Quarter 2013	R&W Recovered During Third Quarter 2013(1)	Future Net R&W Benefit as of September 30, 2013
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$2	$—	$(1)	$1
Alt-A first lien	167	(25)	(11)	131
Option ARM	87	2	(2)	87
Total first lien	256	(23)	(14)	219
Second lien:
Closed end second lien	14	1	(1)	14
HELOCs	36	1	(37)	—
Total second lien	50	2	(38)	14
Total	$306	$(21)	$(52)	$233

Net Expected Recoveries from
Breaches of R&W Rollforward
Third Quarter 2012

	Future Net R&W Benefit as of June 30, 2012	R&W Development and Accretion of Discount During Third Quarter 2012	R&W Recovered During Third Quarter 2012(1)	Future Net R&W Benefit as of September 30, 2012
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$2	$—	$—	$2
Alt-A first lien	194	(2)	—	192
Option ARM	91	9	—	100
Total first lien	287	7	—	294
Second lien:
Closed end second lien	21	1	(2)	20
HELOCs	18	—	—	18
Total second lien	39	1	(2)	38
Total	$326	$8	$(2)	$332
_________________

(1)	Gross amounts recovered were $68 million and $3 million for Third Quarter 2013 and 2012, respectively.

Net Expected Recoveries from
Breaches of R&W Rollforward
Nine Months 2013

	Future Net R&W Benefit as of December 31, 2012	R&W Development and Accretion of Discount During Nine Months 2013	R&W Recovered During Nine Months 2013(1)	Future Net R&W Benefit as of September 30, 2013
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$2	$—	$(1)	$1
Alt-A first lien	187	(37)	(19)	131
Option ARM	98	4	(15)	87
Total first lien	287	(33)	(35)	219
Second lien:
Closed end second lien	19	(1)	(4)	14
HELOCs	18	19	(37)	—
Total second lien	37	18	(41)	14
Total	$324	$(15)	$(76)	$233

Net Expected Recoveries from
Breaches of R&W Rollforward
Nine Months 2012

	Future Net R&W Benefit as of December 31, 2011	R&W Development and Accretion of Discount During Nine Months 2012	R&W Recovered During Nine Months 2012(1)	Future Net R&W Benefit as of September 30, 2012
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$2	$—	$—	$2
Alt-A first lien	172	20	—	192
Option ARM	84	16	—	100
Total first lien	258	36	—	294
Second lien:
Closed end second lien	89	—	(69)	20
HELOCs	26	1	(9)	18
Total second lien	115	1	(78)	38
Total	$373	$37	$(78)	$332
 ___________________

(1)	Gross amounts recovered were $95 million and $94 million for Nine Months 2013 and 2012, respectively.

The following tables present the present value of net expected loss to be paid for all contracts by accounting model, by sector and after the benefit for estimated and contractual recoveries for breaches of R&W.

Net Expected Loss to be Paid
By Accounting Model
As of September 30, 2013

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives	Total
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$2	$—	$15	$17
Alt-A first lien	27	12	71	110
Option ARM	(18)	—	8	(10)
Subprime	3	—	72	75
Total first lien	14	12	166	192
Second lien:
Closed-end second lien	(1)	6	—	5
HELOCs	(8)	—	—	(8)
Total second lien	(9)	6	—	(3)
Total U.S. RMBS	5	18	166	189
TruPS	3	—	35	38
Other structured finance	1	—	(40)	(39)
U.S. public finance	21	—	—	21
Non-U.S. public finance	3	—	1	4
Total	$33	$18	$162	$213

Net Expected Loss to be Paid
By Accounting Model
As of December 31, 2012

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives	Total
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$2	$—	$3	$5
Alt-A first lien	25	9	103	137
Option ARM	(9)	—	16	7
Subprime	2	—	62	64
Total first lien	20	9	184	213
Second lien:
Closed-end second lien	(1)	7	—	6
HELOCs	2	—	—	2
Total second lien	1	7	—	8
Total U.S. RMBS	21	16	184	221
TruPS	1	—	19	20
Other structured finance	44	—	69	113
U.S. public finance	22	—	—	22
Non-U.S. public finance	4	—	—	4
Total	$92	$16	$272	$380
___________________

(1)	Refer to Note 9, Consolidation of Variable Interest Entities.

The following tables present the net economic loss development for all contracts by accounting model, by sector and after the benefit for estimated and contractual recoveries for breaches of R&W.

Net Economic Loss Development
By Accounting Model
Third Quarter 2013

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives(2)	Total
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$—	$—	$2	$2
Alt-A first lien	3	4	(30)	(23)
Option ARM	2	—	4	6
Subprime	1	—	6	7
Total first lien	6	4	(18)	(8)
Second lien:
Closed-end second lien	1	(1)	(1)	(1)
HELOCs	(10)	—	—	(10)
Total second lien	(9)	(1)	(1)	(11)
Total U.S. RMBS	(3)	3	(19)	(19)
TruPS	—	—	7	7
Other structured finance	(27)	—	(1)	(28)
U.S. public finance	1	—	—	1
Non-U.S. public finance	—	—	—	—
Total	$(29)	$3	$(13)	$(39)

Net Economic Loss Development
By Accounting Model
Third Quarter 2012

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives(2)	Total
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$—	$—	$1	$1
Alt-A first lien	12	(11)	8	9
Option ARM	3	—	(2)	1
Subprime	1	—	(1)	—
Total first lien	16	(11)	6	11
Second lien:
Closed-end second lien	14	(15)	—	(1)
HELOCs	—	—	1	1
Total second lien	14	(15)	1	0
Total U.S. RMBS	30	(26)	7	11
TruPS	2	—	1	3
Other structured finance	4	—	(1)	3
U.S. public finance	9	—	—	9
Non-U.S. public finance	1	—	(1)	—
Total	$46	$(26)	$6	$26

Net Economic Loss Development
By Accounting Model
Nine Months 2013

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives(2)	Total
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$—	$—	$12	$12
Alt-A first lien	(3)	3	(25)	(25)
Option ARM	11	—	—	11
Subprime	1	—	19	20
Total first lien	9	3	6	18
Second lien:
Closed-end second lien	1	(1)	(1)	(1)
HELOCs	(30)	—	—	(30)
Total second lien	(29)	(1)	(1)	(31)
Total U.S. RMBS	(20)	2	5	(13)
TruPS	—	—	6	6
Other structured finance	(40)	—	(7)	(47)
U.S. public finance	5	—	—	5
Non-U.S. public finance	(1)	—	1	—
Total	$(56)	$2	$5	$(49)

Net Economic Loss Development
By Accounting Model
Nine Months 2012

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives(2)	Total
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$1	$—	$2	$3
Alt-A first lien	1	(2)	4	3
Option ARM	11	—	6	17
Subprime	1	—	2	3
Total first lien	14	(2)	14	26
Second lien:
Closed-end second lien	—	1	—	1
HELOCs	2	—	—	2
Total second lien	2	1	—	3
Total U.S. RMBS	16	(1)	14	29
TruPS	(3)	—	(2)	(5)
Other structured finance	(1)	—	(1)	(2)
U.S. public finance	24	—	—	24
Non-U.S. public finance	1	—	—	1
Total	$37	$(1)	$11	$47
___________________
(1)    Refer to Note 9, Consolidation of Variable Interest Entities.

(2)    Refer to Note 8, Financial Guaranty Contracts Accounted for as Credit Derivatives.

Third Quarter 2013 U.S. RMBS Loss Projections

The Company's RMBS loss projection methodology assumes that the housing and mortgage markets will eventually improve. Each quarter the Company makes a judgment as to whether to change the assumptions it uses to make RMBS loss projections based on its observation during the quarter of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, and, to the extent it observes changes, it makes a judgment as to whether those changes are normal fluctuations or part of a trend. Based on such observations the Company chose to use essentially the same assumptions and scenarios to project RMBS losses as of September 30, 2013 as it used as of June 30, 2013 and, with respect to its first lien RMBS, as it used as of December 31, 2012. The Company's use of essentially the same assumptions and scenarios to project RMBS losses as of September 30, 2013, as of June 30, 2013 and, with respect to its first lien RMBS, December 31, 2012, was consistent with its view at September 30, 2013 that the housing and mortgage market recovery is not being reflected as quickly in the performance of those transactions as it had anticipated at June 30, 2013 or December 31, 2012. During second quarter 2013 the Company had observed improvements in the performance of its second lien RMBS transactions that, when viewed in the context of their performance in previous quarters, suggested those transactions were beginning to respond to the improvements in the residential property market and economy being widely reported. Based on such observations, in projecting losses for its second lien RMBS the Company chose to decrease by two months in its base scenario and by three months in its optimistic scenario the period it assumed it would take the mortgage market to recover as compared to March 31, 2013 and December 31, 2012. The Company retained this change to its scenarios in its projections as of September 30, 2013. The Company observed some improvement in delinquency trends in most of its RMBS transactions during the third quarter, with some of that improvement in second liens driven by a servicing transfer it effectuated. Such improvement is naturally transmitted to its projections for each individual RMBS transaction, since the projections are based on the delinquency performance of the loans in that individual RMBS transaction. The Company also made adjustments during the quarter to its assumptions for specific transactions to reflect loss mitigation developments. The methodology and assumptions the Company uses to project RMBS losses and the scenarios it employs are described in more detail below under " - U.S. First Lien RMBS Loss Projections: Alt A First Lien, Option ARM, Subprime and Prime" and "- U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien".

U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime

The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that are delinquent or in foreclosure or where the loan has been foreclosed and the RMBS issuer owns the underlying real estate). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss development in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various delinquency categories. The liquidation rate is a standard industry measure that is used to estimate the number of loans in a given aging category that will default within a specified time period. The Company arrived at its liquidation rates based on data purchased from a third party provider and assumptions about how delays in the foreclosure process may ultimately affect the rate at which loans are liquidated. The Company projects these liquidations to occur over two years. Based on its review of that data, the Company maintained the same liquidation assumptions at December 31, 2012 as December 31, 2011. It chose to use those same liquidation rates at September 30, 2013 and June 30, 2013. The following table shows liquidation assumptions for various delinquency categories.

First Lien Liquidation Rates

	September 30, 2013	June 30, 2013	December 31, 2012
30 – 59 Days Delinquent
Alt-A and Prime	35%	35%	35%
Option ARM	50	50	50
Subprime	30	30	30
60 - 89 Days Delinquent
Alt-A and Prime	55	55	55
Option ARM	65	65	65
Subprime	45	45	45
90+ Days Delinquent
Alt-A and Prime	65	65	65
Option ARM	75	75	75
Subprime	60	60	60
Bankruptcy
Alt A and Prime	55	55	55
Option ARM	70	70	70
Subprime	50	50	50
Foreclosure
Alt-A and Prime	85	85	85
Option ARM	85	85	85
Subprime	80	80	80
Real Estate Owned
All	100	100	100

While the Company uses liquidation rates as described above to project defaults of non-performing loans, it projects defaults on presently current loans by applying a conditional default rate ("CDR") trend. The start of that CDR trend is based on the defaults the Company projects will emerge from currently nonperforming loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 24 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

In the base case, after the initial 24-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant for 36 months and then trails off in steps to a final CDR of 5% of the CDR plateau. Under the Company’s methodology, defaults projected to occur in the first 24 months represent defaults that can be attributed to loans that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 24 month period represent defaults attributable to borrowers that are currently performing. The CDR trend the Company used in its base case for September 30, 2013 was the same as it used for June 30, 2013 and December 31, 2012 but, because the initial CDR is calculated from currently delinquent loans, a reduction in the proportion of loans in a transaction currently delinquent will reduce that transaction's CDR (similarly, an increase in the proportion of loans currently delinquent will increase its CDR). This quarter the initial CDR calculated for most of first lien transactions was lower than that calculated last quarter, reflecting a reduction in the proportion of loans that are currently delinquent in those transactions.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions have reached historic high levels, and the Company is assuming that these high levels generally will continue for another year (in the case of subprime loans, the Company assumes the unprecedented 90% loss severity rate will continue for six months then drop to 80% for six months before following the ramp described below). The Company determines its initial loss severity based on actual recent experience. The Company’s loss severity assumptions for September 30, 2013 were the same as it used for June 30, 2013 and December 31, 2012. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning in one year, and in the base case scenario, decline from there over two years to 40%.

The following table shows the range of key assumptions used in the calculation of expected loss to be paid for individual transactions for direct vintage 2004 - 2008 first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS (1)

	As of September 30, 2013	As of June 30, 2013	As of December 31, 2012
Alt-A First Lien
Plateau CDR	3.4% - 17.2%	3.7% - 17.8%	3.8% - 20.1%
Intermediate CDR	0.7% - 3.4%	0.7% - 3.6%	0.8% - 4.0%
Final CDR	0.2% - 0.9%	0.2% - 0.9%	0.2% - 1.0%
Initial loss severity	65%	65%	65%
Initial CPR	3.0% - 39.5%	1.9% - 32.2%	1.7% - 39.4%
Final CPR	15%	15%	15%
Option ARM
Plateau CDR	8.5% - 23.1%	7.2% - 23.8%	7.6% - 26.0%
Intermediate CDR	1.7% - 4.6%	1.4% - 4.8%	1.5% - 5.2%
Final CDR	0.4% - 1.2%	0.4% - 1.2%	0.4% - 1.3%
Initial loss severity	65%	65%	65%
Initial CPR	0.2% - 10.9%	0.3% - 5.6%	0.0% - 10.7%
Final CPR	15%	15%	15%
Subprime
Plateau CDR	6.5% - 18.8%	6.7% - 20.0%	7.3% - 21.2%
Intermediate CDR	1.3% - 3.8%	1.3% - 4.0%	1.5% - 4.2%
Final CDR	0.3% - 0.9%	0.3% - 1.0%	0.4% - 1.1%
Initial loss severity	90%	90%	90%
Initial CPR	0.0% - 11.8%	0.0% - 14.8%	0.0% - 17.6%
Final CPR	15%	15%	15%
____________________

(1)	Represents variables for most heavily weighted scenario (the "base case")

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected (since that amount is a function of the conditional default rate, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the CPR follows a similar pattern to that of the conditional default rate. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base case. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant. These assumptions are the same as those the Company used for June 30, 2013 and December 31, 2012.

In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the conditional default rate returned to its modeled equilibrium, which was defined as 5% of the current conditional default rate. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios (including its base case) as of September 30, 2013. For September 30, 2013 the Company used the same five scenarios and weightings as it used for June 30, 2013 and December 31, 2012. In a somewhat more stressful environment than that of the base case, where the conditional default rate plateau was extended three months (to be 27 months long) before the same more gradual conditional default rate recovery and loss severities were assumed to recover over four rather than two years (and subprime loss severities were assumed to recover only to 60%), expected loss to be paid would increase from current projections by approximately $33 million for Alt-A first liens, $8 million for Option ARM, $19 million for subprime and $4 million for prime transactions. In an even more stressful scenario where loss severities were assumed to rise and then recover over eight years and the initial ramp-down of the conditional default rate was assumed to occur over 15 months and other assumptions were the same as the other stress scenario, expected loss to be paid would increase from current projections by approximately $89 million for Alt-A first liens, $22 million for Option ARM, $29 million for subprime and $10 million for prime transactions. The Company also considered two scenarios where the recovery was faster than in its base case.

In a scenario with a somewhat less stressful environment than the base case, where conditional default rate recovery was somewhat less gradual and the initial subprime loss severity rate was assumed to be 80% for 12 months and was assumed to recover to 40% over two years, expected loss to be paid would decrease from current projections by approximately $4 million for Alt-A first lien, $1 million for Option ARM, $2 million for subprime and $1 million for prime transactions. In an even less stressful scenario where the conditional default rate plateau was three months shorter (21 months, effectively assuming that liquidation rates would improve) and the conditional default rate recovery was more pronounced, (including an initial ramp-down of the CDR over nine months), expected loss to be paid would decrease from current projections by approximately $34 million for Alt-A first lien, $7 million for Option ARM, $9 million for subprime and $4 million for prime transactions.

U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien

The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses in the collateral pool supporting the transactions. Expected losses are also a function of the structure of the transaction; the voluntary prepayment rate (typically also referred to as CPR of the collateral); the interest rate environment; and assumptions about the draw rate and loss severity. These variables are interrelated, difficult to predict and subject to considerable volatility. If actual experience differs from the Company’s assumptions, the losses incurred could be materially different from the estimate. The Company continues to update its evaluation of these exposures as new information becomes available.

The following table shows the range of key assumptions for the calculation of expected loss to be paid for individual transactions for direct vintage 2004 - 2008 second lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
Second Lien RMBS(1)

HELOC key assumptions	As of September 30, 2013	As of June 30, 2013	As of December 31, 2012
Plateau conditional default rate ("CDR")	4.8% - 5.8%	5.7% - 8.9%	6.9% - 12.6%
Final CDR trended down to	0.5% - 2.2%	0.5% - 2.2%	0.5% - 2.2%
Expected period until final CDR	34 months	34 months	36 months
Initial CPR	6.9% - 20.0%	5.1% - 20.1%	4.9% - 15.4%
Final CPR	10%	10%	10%
Loss severity	98%	98%	98%
Initial draw rate	0.0%	0.0%	0.0% - 0.2%

Closed-end second lien key assumptions	As of September 30, 2013	As of June 30, 2013	As of December 31, 2012
Plateau CDR	6.2% - 11.2%	7.3% - 15.1%	7.3% - 14.3%
Final CDR trended down to	3.5% - 9.1%	3.5% - 9.1%	3.5% - 9.1%
Expected period until final CDR	34 months	34 months	36 months
Initial CPR	3.4% - 13.0%	1.7% - 14.0%	1.9% - 12.5%
Final CPR	10%	10%	10%
Loss severity	98%	98%	98%
 ___________________

(1)	Represents variables for most heavily weighted scenario (the “base case”).

In second lien transactions the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. Most second lien transactions report the amount of loans in five monthly delinquency categories (i.e., 30-59 days past due, 60-89 days past due, 90-119 days past due, 120-149 days past due and 150-179 days past due). The Company estimates the amount of loans that will default over the next five months by calculating current representative liquidation rates (the percent of loans in a given delinquency status that are assumed to ultimately default) from selected representative transactions and then applying an average of the preceding twelve months’ liquidation rates to the amount of loans in the delinquency categories. The amount of loans projected to default in the first through fifth months is expressed as a CDR. The first four months’ CDR is calculated by applying the liquidation rates to the current period past due balances (i.e., the 150-179 day balance is liquidated in the first projected month, the 120-149 day balance is liquidated in the second projected month, the 90-119 day balance is liquidated in the third projected month and the 60-89 day balance is liquidated in the fourth projected month). For the fifth month the CDR is calculated using the average 30-59 day past due balances for the prior three months, adjusted as necessary to reflect one-time servicing events. The fifth month CDR is then used as the basis for the plateau period that follows the embedded five months of losses. During the Third Quarter the Company observed material improvements in the delinquency measures of certain second lien RMBS for which the servicing had been transferred, and determined that much of this improvement was due to loan modifications and reinstatements made by the new servicer. To reflect the possibility that such recently modified and reinstated loans may have a higher likelihood of defaulting again, for such transactions the Company treated as past due 150-179 days a portion of the loans that are current or less than 150 days delinquent that it identified as having been recently modified or reinstated. Even with that adjustment, the improvement in delinquency measures for those transactions resulted in a lower initial CDR for those transactions than the initial CDR calculated last quarter.

As of September 30, 2013, for the base case scenario, the CDR (the “plateau CDR”) was held constant for one month. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. (The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting.) In the base case scenario, the time over which the CDR trends down to its final CDR is 28 months. Therefore, the total stress period for second lien transactions is 34 months, comprising five months of delinquent data, a one month plateau period and 28 months of decrease to the steady state CDR. This is the same period as used for June 30, 2013 but two months shorter than used for December 31, 2012. When a second lien loan defaults, there is generally a very low recovery. Based on current expectations of future performance, the Company assumes that it will only recover 2% of the collateral, the same as June 30, 2013 and December 31, 2012.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected (which is a function of the CDR and the loan balance over time) as well as the amount of excess spread (which is the excess of the interest paid by the borrowers on the underlying loan over the amount of interest and expenses owed on the insured obligations). In the base case, the current CPR (based on experience of the most recent three quarters) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant. The final CPR is assumed to be 10% for both HELOC and closed-end second lien transactions. This level is much higher than current rates for most transactions, but lower than the historical average, which reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. This pattern is consistent with how the Company modeled the CPR at June 30, 2013 and December 31, 2012. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

The Company uses a number of other variables in its second lien loss projections, including the spread between relevant interest rate indices, the loss severity, and HELOC draw rates (the amount of new advances provided on existing HELOCs expressed as a percentage of current outstanding advances). These variables have been relatively stable over the past several quarters and in the relevant ranges have less impact on the projection results than the variables discussed above.

In estimating expected losses, the Company modeled and probability weighted three possible CDR curves applicable to the period preceding the return to the long-term steady state CDR. The Company believes that the level of the elevated CDR and the length of time it will persist is the primary driver behind the likely amount of losses the collateral will suffer (before considering the effects of repurchases of ineligible loans). The Company continues to evaluate the assumptions affecting its modeling results.

As of September 30, 2013, the Company’s base case assumed a one month CDR plateau and a 28 month ramp-down (for a total stress period of 34 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults and weighted them the same as of June 30, 2013 and December 31, 2012. Increasing the CDR plateau to four months and increasing the ramp-down by five months to 33-months (for a total stress period of 42 months) would increase the expected loss by approximately $3 million for HELOC transactions and $0.3 million for closed-end second lien transactions. On the other hand, keeping the CDR plateau at one month but decreasing the length of the CDR ramp-down to 18 months (for a total stress period of 24 months) would decrease the expected loss by approximately $3 million for HELOC transactions and $0.3 million for closed-end second lien transactions.

Breaches of Representations and Warranties

Generally, when mortgage loans are transferred into a securitization, the loan originator(s) and/or sponsor(s) provide R&W, that the loans meet certain characteristics, and a breach of such R&W often requires that the loan be repurchased from the securitization. In many of the transactions the Company insures, it is in a position to enforce these R&W provisions. Soon after the Company observed the deterioration in the performance of its insured RMBS following the deterioration of the residential mortgage and property markets, the Company began using internal resources as well as third party forensic underwriting firms and legal firms to pursue breaches of R&W on a loan-by-loan basis. Where a provider of R&W refused to honor its repurchase obligations, the Company sometimes chose to initiate litigation. See “Recovery Litigation” below. The Company's success in pursuing these strategies permitted the Company to enter into agreements with R&W providers under which those providers made payments to the Company, agreed to make payments to the Company in the future, and/or repurchased loans from the transactions, all in return for releases of related liability by the Company. Such agreements provide the Company with many of the benefits of pursuing the R&W claims on a loan by loan basis or through litigation, but without the related expense and uncertainty. The Company continues to pursue these strategies against R&W providers with which it does not yet have agreements.

Using these strategies, through September 30, 2013 the Company has caused entities providing R&Ws to pay or agree to pay approximately $0.7 billion (gross of reinsurance) in respect of their R&W liabilities for transactions in which the Company has provided insurance.

(in millions)
Agreement amounts already received	$415
Agreement amounts projected to be received in the future	128
Repurchase amounts paid into the relevant RMBS prior to settlement (1)	182
Total R&W payments, gross of reinsurance	$725
____________________

(1)
These amounts were paid into the relevant RMBS transactions (rather than to the Company as in most settlements) and distributed in accordance with the priority of payments set out in the relevant transaction documents. Because the Company may insure only a portion of the capital structure of a transaction, such payments will not necessarily directly benefit the Company dollar-for-dollar, especially in first lien transactions.

Based on this success, the Company has included in its net expected loss estimates as of September 30, 2013 an estimated net benefit related to breaches of R&W of $233 million, which includes $109 million from agreements with R&W providers and $124 million in transactions where the Company does not yet have such an agreement, all net of reinsurance.

Representations and Warranties Agreements (1)

	Agreement Date	Current Net Par Covered	Receipts to September 30, 2013 (net of reinsurance)	Estimated Future Receipts (net of reinsurance)	Eligible Assets Held in Trust (gross of reinsurance)
	(in millions)
Bank of America - First Lien	April 2011	$313	$32	$75	$377	(2)
Bank of America - Second Lien	April 2011	254	224	N/A	N/A
Deutsche Bank	May 2012	1,282	89	34	177	(3)
UBS	May 2013	188	—	—	—	(4)
Others	Various	52	62	—	—
Total		$2,089	$407	$109	$554
____________________

(1)
This table relates to past and projected future recoveries under R&W and related agreements. Excluded is the $124 million of future net recoveries the Company projects receiving from R&W counterparties in transactions with $730 million of net par outstanding as of September 30, 2013 not covered by current agreements and $627 million of net par already covered by agreements but for which the Company projects receiving additional amounts.

(2)
Of the $377 million in trust, $102 million collateralizes Bank of America reimbursement obligations in respect of AGC-insured transactions, and $275 million is available to either AGC or AGM, as required.

(3)
Of the $177 million in trust, $100 million collateralizes Deutsche Bank reimbursement obligations in respect of AGC-insured transactions, and $77 million is available to either AGC or AGM, as required.

(4)
The Company's agreement with UBS was part of an agreement between UBS and Assured Guaranty that covered securities insured by both the Company and an affiliate.  As part of that agreement, the Company released UBS from liability on two insured transactions in return for UBS agreeing to reimburse the Company's affiliate on a number of other insured transactions.

The Company's agreements with Bank of America and Deutsche Bank required an initial payment to the Company to reimburse it for past claims as well as an obligation to reimburse it for a portion of future claims. Bank of America and Deutsche Bank placed eligible assets in trust to collateralize their future reimbursement obligations, and the amount of collateral they are required to post may be increased or decreased from time to time as determined by rating agency requirements. Reimbursement payments under these agreements are made either monthly or quarterly and have been made timely. With respect to the reimbursement for future claims:

•
Bank of America. Under Assured Guaranty's agreement with Bank of America Corporation and certain of its subsidiaries (“Bank of America” or “BofA”), Bank of America agreed to reimburse Assured Guaranty for 80% of claims on the first lien transactions covered by the agreement that Assured Guaranty pays in the future, until the aggregate lifetime collateral losses (not insurance losses or claims) on those transactions reach $6.6 billion. As of September 30, 2013, aggregate lifetime collateral losses on those transactions was $3.7 billion ($3.4 billion for AGM and $282 million for AGC), and Assured Guaranty was projecting in its base case that such collateral losses would eventually reach $5.2 billion ($4.7 billion for AGM and $447 million for AGC).

•
Deutsche Bank. Under Assured Guaranty's May 2012 agreement with Deutsche Bank AG and certain of its affiliates (collectively, “Deutsche Bank”), Deutsche Bank agreed to reimburse Assured Guaranty for certain claims it pays in the future on eight first and second lien transactions, including 80% of claims it pays on those transactions until the aggregate lifetime claims (before reimbursement) reach $319 million. As of September 30, 2013, Assured Guaranty was projecting in its base case that such aggregate lifetime claims would remain below $319 million. In the event aggregate lifetime claims paid exceed $389 million, Deutsche Bank must reimburse Assured Guaranty for 85% of such claims paid (in excess of $389 million) until such claims paid reach $600 million.

The agreement also requires Deutsche Bank to reimburse AGC for future claims it pays on certain RMBS re-securitizations. The amount available for reimbursement of claim payments is based on a percentage of the losses that occur in certain uninsured tranches (“Uninsured Tranches”) within the eight transactions described above: 60% of losses on the Uninsured Tranches (up to $141 million of losses), 60% of such losses (for losses between $161 million and $185 million), and 100% of such losses (for losses from $185 million to $248 million). Losses on the Uninsured Tranches from $141 million to $161 million and above $248 million are not included in the calculation of AGC's reimbursement amount for re-securitization claim payments. As of September 30, 2013, Assured Guaranty was projecting in its base case that losses on the Uninsured Tranches would be $148 million. Pursuant to the CDS termination on October 10, 2013 described below, a portion of Deutsche Bank's reimbursement obligation was applied to the terminated CDS. After giving effect to application of the portion of the reimbursement obligation to the terminated CDS, as well as to reimbursements related to other covered RMBS re-securitizations, and based on the Assured Guaranty's base case projections for losses on the Uninsured Tranches, Assured Guaranty expects that $26 million will be available to reimburse AGC for re-securitization claim payments on the remaining re-securitizations, and the Company expects that $20.7 million of that $26 million will be used to reimburse AGC's losses. Except for the reimbursement obligation based on losses occurring on the Uninsured Tranches and the termination agreed to described below, the agreement with Deutsche Bank does not cover transactions where Assured Guaranty has provided protection to Deutsche Bank on RMBS transactions in CDS form.

On October 10, 2013, the Company and Deutsche Bank terminated one below investment grade transaction under which the Company had provided credit protection to Deutsche Bank through a CDS. At the time of termination, the Company and the affiliated reinsurer had a net par outstanding on the transaction of $250 million and $44 million, respectively. In connection with the termination, Assured Guaranty agreed to release to Deutsche Bank $60 million of assets held in trust that was in excess of the amount of assets required to be held in trust for regulatory and rating agency capital relief.

Finally, based on its experience to date, the Company calculated an expected recovery of $124 million from breaches of R&W in transactions not covered by agreements with $730 million of net par outstanding as of September 30, 2013 and

$627 million of net par already covered by agreements but for which the Company projects receiving additional amounts. The Company did not incorporate any gain contingencies or damages paid from potential litigation in its estimated repurchases. The amount the Company will ultimately recover related to such contractual R&W is uncertain and subject to a number of factors including the counterparty’s ability to pay, the number and loss amount of loans determined to have breached R&W and, potentially, negotiated settlements or litigation recoveries. As such, the Company’s estimate of recoveries is uncertain and actual amounts realized may differ significantly from these estimates. In arriving at the expected recovery from breaches of R&W not already covered by agreements, the Company considered the creditworthiness of the provider of the R&W, the number of breaches found on defaulted loans, the success rate in resolving these breaches across those transactions where material repurchases have been made and the potential amount of time until the recovery is realized. The calculation of expected recovery from breaches of such contractual R&W involved a variety of scenarios which ranged from the Company recovering substantially all of the losses it incurred due to violations of R&W to the Company realizing limited recoveries. These scenarios were probability weighted in order to determine the recovery incorporated into the Company’s estimate of expected losses. This approach was used for both loans that had already defaulted and those assumed to default in the future. For the RMBS transactions as to which the Company had not yet reached an agreement with the R&W counterparty as of September 30, 2013, the Company had performed a detailed review of approximately 9,300 loan files, representing approximately $3.4 billion loans underlying insured transactions. In the majority of its loan file reviews, the Company identified breaches of one or more R&W regarding the characteristics of the loans, such as misrepresentation of income or employment of the borrower, occupancy, undisclosed debt and non-compliance with underwriting guidelines at loan origination.

The Company uses the same RMBS projection scenarios and weightings to project its future R&W benefit as it uses to project RMBS losses on its portfolio. To the extent the Company increases its loss projections, the R&W benefit (whether pursuant to an R&W agreement or not) generally will also increase, subject to the agreement limits and thresholds described above.

The Company accounts for the loss sharing obligations under the R&W agreements on financial guaranty insurance contracts as subrogation, offsetting the losses it projects by an R&W benefit from the relevant party for the applicable portion of the projected loss amount. Proceeds projected to be reimbursed to the Company on transactions where the Company has already paid claims are viewed as a recovery on paid losses. For transactions where the Company has not already paid claims, projected recoveries reduce projected loss estimates. In either case, projected recoveries have no effect on the amount of the Company's exposure. See Notes 7, Fair Value Measurement and 9, Consolidation of Variable Interest Entities.

 U.S. RMBS Risks with R&W Benefit

	Number of Risks (1) as of		Debt Service as of
	September 30, 2013	December 31, 2012	September 30, 2013	December 31, 2012
			(dollars in millions)
Prime first lien	1	1	$19	$22
Alt-A first lien	15	16	2,007	2,333
Option ARM	3	3	323	434
Closed-end second lien	2	2	83	97
HELOC	—	1	—	18
Total	21	23	$2,432	$2,904
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(1)                               A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments. This table shows the full future Debt Service (not just the amount of Debt Service expected to be reimbursed) for risks with projected future R&W benefit, whether pursuant to an agreement or not.

The following table provides a breakdown of the development and accretion amount in the roll forward of estimated recoveries associated with alleged breaches of R&W.

	Third Quarter		Nine Months
	2013	2012	2013	2012
	(in millions)
Inclusion or removal of deals with breaches of R&W during period	$—	$—	$0	$(1)
Change in recovery assumptions as the result of additional file review and recovery success	0	0	0	0
Estimated increase (decrease) in defaults that will result in additional (lower) breaches	(21)	8	(42)	27
Results of settlements	—	—	25	9
Accretion of discount on balance	—	—	2	2
Total	$(21)	$8	$(15)	$37

The Company assumes that recoveries on second lien transactions that were not subject to the settlement agreements will occur in two to four years from the balance sheet date depending on the scenarios, and that recoveries on transactions backed by Alt-A first lien, Option ARM and Subprime loans will occur as claims are paid over the life of the transactions.

“XXX” Life Insurance Transactions

The Company’s $691 million net par of XXX life insurance transactions as of September 30, 2013, include $149 million rated BIG. The BIG “XXX” life insurance reserve securitizations are based on discrete blocks of individual life insurance business. In each such transaction the monies raised by the sale of the bonds insured by the Company were used to capitalize a special purpose vehicle that provides reinsurance to a life insurer or reinsurer. The monies are invested at inception in accounts managed by third-party investment managers.

The BIG “XXX” life insurance transaction consists of Orkney Re II p.l.c. This transaction had material amounts of its assets invested in U.S. RMBS transactions. Based on its analysis of the information currently available, including estimates of future investment performance, and projected credit impairments on the invested assets and performance of the block of life insurance business at September 30, 2013, the Company has calculated a projected net loss on this transaction of approximately $12 million, which represents no significant change from the prior quarter.

Student Loan Transactions

The Company has insured or reinsured $1.3 billion net par of student loan securitizations, of which $1.0 billion was issued by private issuers and classified as asset-backed and $0.3 billion was issued by public authorities and classified as public finance. Of these amounts, $6 million and $12 million, respectively are rated BIG. The Company is projecting approximately $1 million of net expected loss to be paid in these portfolios. In general, the underlying loan collateral has performed below expectations in these portfolios. There was no significant change in net expected loss during Third Quarter 2013.

Trust Preferred Securities Collateralized Debt Obligations

The Company has insured or reinsured $3.8 billion of net par (72% of which is in CDS form) of collateralized debt obligations (“CDOs”) backed by TruPS and similar debt instruments, or “TruPS CDOs.” Of the $3.8 billion, $1.6 billion is rated BIG. The underlying collateral in the TruPS CDOs consists of subordinated debt instruments such as TruPS issued by bank holding companies and similar instruments issued by insurance companies, real estate investment trusts (“REITs”) and other real estate related issuers.

The Company projects losses for TruPS CDOs by projecting the performance of the asset pools across several scenarios (which it weights) and applying the CDO structures to the resulting cash flows. At September 30, 2013, the Company has projected expected losses to be paid for TruPS CDOs of $38 million. The increase of approximately $13 million in net expected loss during Third Quarter 2013 is due primarily to additional defaults and deferrals in the underlying assets.

Selected U.S. Public Finance Transactions

Many U.S. municipalities and related entities continue to be under increased pressure, and a few have filed for protection under the U.S. Bankruptcy Code, entered into state processes designed to help municipalities in fiscal distress or otherwise indicated they may consider not meeting their obligations to make timely payments on their debts. Given some of these developments, and the circumstances surrounding each instance, the ultimate outcome cannot be certain and may lead to an increase in defaults on some of the Company's insured public finance obligations. The Company will continue to analyze developments in each of these matters closely. The municipalities whose obligations the Company has insured that have filed for protection under Chapter 9 of the U.S Bankruptcy Code are: Detroit, Michigan; Jefferson County, Alabama; and Stockton, California. The City Council of Harrisburg, Pennsylvania had also filed a purported bankruptcy petition, which was later dismissed by the bankruptcy court; a receiver for the City of Harrisburg was appointed by the Commonwealth Court of Pennsylvania on December 2, 2011.

The Company had net par exposure to the City of Detroit, Michigan of $183 million as of September 30, 2013. On July 18, 2013, the City of Detroit filed for bankruptcy under Chapter 9 of the U.S. Bankruptcy Code. Most of the Company's net exposure relates to $94 million of sewer revenue bonds and $23 million of water revenue bonds, both of which the Company rates BBB. Both the sewer and water systems provide services to areas that extend beyond the city limits, and the bonds are secured by a lien on "special revenues". The Company also had net par exposure of $66 million to the City's general obligation bonds (which are secured by a pledge of the unlimited tax, full faith, credit and resources of the City), which the Company rates below investment grade. A proceeding to determine the City's eligibility for protection under Chapter 9 took place in October and November 2013, and in December 2013 the Court ruled that the City was eligible for Chapter 9 protection. The Company has not paid any claims on these exposures as of September 30, 2013.

The Company had assumed exposure to Jefferson County, Alabama of approximately $183 million as of September 30, 2013. Most of the Company's net Jefferson County exposure related to $182 million in sewer revenue exposure. On December 3, 2013 Jefferson County emerged from bankruptcy protection and addressed its outstanding sewer warrant liability with a combination of creditor concessions and the issuance of refunding sewer revenue warrants, which were approved by the bankruptcy court. The Company's contribution to the settlement was a concession within established reserves. Also, AGM facilitated the refunding by guaranteeing approximately $600 million in initial aggregate principal amount of senior lien gross revenue warrants.

The Company has $7 million of net par exposure to The City of Harrisburg, Pennsylvania, all of which is BIG and on which the Company has paid $2 million in net claims as of September 30, 2013. On December 23, 2013, Harrisburg's fiscal recovery plan, known as the “Harrisburg Strong Plan”, was consummated. As a part of the recovery plan, the Company's reinsurance exposure to the City's GO bonds is governed by the terms of a settlement agreement between the City and the primary insurer that provides a limited amount of debt service deferral with reimbursement over an extended term of the financing.

The Company has $250 million of net par exposure to the Louisville Arena Authority. The bond proceeds were used to construct the KFC Yum Center, home to the University of Louisville men's and women's basketball teams. Actual revenues available for Debt Service are well below original projections, and under the Company's internal rating scale, the transaction is BIG.

The Company has no remaining net par exposure to bonds secured by the excess free cash flow of the Foxwoods Casino, run by the Mashantucket Pequot Tribe. The Company had paid $4 million in net claims as of September 30, 2013 and expects full recovery of such amount.

The Company projects that its total future expected net loss across its troubled U.S. public finance credits as of September 30, 2013 will be $21 million. As of June 30, 2013 the Company was projecting a net loss of $25 million across its troubled U.S. public finance credits. The lower expected loss reserves were primarily attributable to the positive development of a prospective settlement in Jefferson County (which was consummated in December 2013) and the final payout on a legacy exposure that was fully reserved in previous quarters. These positive developments were slightly offset by adverse development for the Company's insured exposure to Detroit unlimited tax obligation bonds.

Certain Selected European Country Transactions

The Company insures and reinsures credits with sub-sovereign exposure to various Spanish and Portuguese issuers where a Spanish or Portuguese sovereign default may cause the regions also to default. The Company's gross exposure to these Spanish and Portuguese credits is €19 million and €65 million, respectively and exposure net of reinsurance for Spanish and

Portuguese credits is €16 million and €47 million, respectively. The Company rates most of these issuers in the BB category due to the financial condition of Spain and Portugal and their dependence on the sovereign. The Company's Hungary exposure is to infrastructure bonds dependent on payments from Hungarian governmental entities and covered mortgage bonds issued by Hungarian banks. The Company's gross exposure to these Hungarian credits is $42 million and its exposure net of reinsurance is $31 million of which $3 million is rated BIG. The Company estimated net expected losses of $1 million related to these Spanish, Portuguese and Hungarian credits, which represents no significant change from June 30, 2013. Information regarding the Company's exposure to other Selected European Countries may be found under Note 3, Outstanding Exposure, –Economic Exposure to the Selected European Countries.

Manufactured Housing

The Company reinsures a total of $69 million net par of securities backed by manufactured housing loans, a total of $67 million rated BIG. The Company has expected loss to be paid of $8 million as of September 30, 2013 down from $11 million as of June 30, 2013 due primarily to the higher risk free rates used to discount losses and additional amortization on certain transactions.

Infrastructure Finance

The Company has insured exposure of approximately $186 million to infrastructure transactions with refinancing risk as to which the Company may need to make claim payments that it did not anticipate paying when the policies were issued; the aggregate amount of the claim payments may be substantial and reimbursement may not occur for an extended time, if at all. These transactions generally involve long-term infrastructure projects that were financed by bonds that mature prior to the expiration of the project concession. While the cash flows from these projects were expected to be sufficient to repay all of the debt over the life of the project concession, in order to pay the principal on the early maturing debt, the Company expected it to be refinanced in the market at or prior to its maturity. Due to market conditions, the Company may have to pay a claim at the maturity of the securities, and then recover its payment from cash flows produced by the project in the future. The Company generally projects that in most scenarios it will be fully reimbursed for such payments. However, the recovery of the payments is uncertain and may take a long time, ranging from 10 to 35 years, depending on the transaction and the performance of the underlying collateral. The Company estimates total claims for the remaining largest transaction with significant refinancing risk, assuming no refinancing, could be $106 million gross and net of reinsurance; such claims would be payable in 2018. This estimate is based on certain assumptions the Company has made as to the performance of the transaction.

Puerto Rico

The Company insures general obligations of the Commonwealth of Puerto Rico and various obligations of its instrumentalities. In recent months, investors have expressed concern about Puerto Rico's high debt levels and weak economy. Of the net insured par related to Puerto Rico, $0.6 billion is supported principally by a pledge of the good faith, credit and taxing power of the Commonwealth or by Commonwealth lease rental payments or appropriations. Puerto Rico’s Constitution provides that public debt constitutes a first claim on available Commonwealth resources. Public debt includes general obligation bonds and notes of the Commonwealth and payments required to be made under its guarantees of bonds and notes issued by its public instrumentalities. Of the remaining exposures, a significant portion, $0.9 billion, is secured by dedicated revenues such as special taxes, toll collections and revenues from essential utilities. In aggregate, the Company insures $1.6 billion net par to Puerto Rico obligors.

Neither Puerto Rico nor its instrumentalities are eligible debtors under Chapter 9 of the U.S. bankruptcy code.

Puerto Rico credits insured by the Company are presently current on their debt service payments, and the Commonwealth has never defaulted on any of its debt payments. Further, 82% of the Company’s exposure is rated investment grade internally and by both Moody’s and S&P, while 18%, substantially all of the balance of the exposure, is rated no more than one-notch below investment grade.

For additional information on the Company's exposure to Puerto Rico, please refer "Puerto Rico Exposure" in Note 3, Outstanding Exposure.

Recovery Litigation

RMBS Transactions

As of the date of this filing, AGC and its affiliate AGM have a lawsuit pending in the Supreme Court of the State of New York against DLJ Mortgage Capital, Inc. (“DLJ”) and Credit Suisse Securities (USA) LLC (“Credit Suisse”), which provided representations and warranties in certain first lien U.S. RMBS transactions they insure. AGC has alleged breaches of R&W in respect of the underlying loans in the CSAB Mortgage-Backed Pass Through Certificates, Series 2007-1 and TBW Mortgage-Backed Pass Through Certificates, Series 2007-2 transactions and failure to cure or repurchase defective loans identified to such persons. In addition, AGC has alleged breaches of contract in procuring falsely inflated shadow ratings (a condition to the issuance by AGC of its policies) by providing false and misleading information to the rating agencies. On December 6, 2011, DLJ and Credit Suisse filed a motion to dismiss the cause of action asserting breach of the document containing the condition precedent regarding the rating of the securities and claims for recissionary damages and other relief in the complaint, and on October 11, 2012, the court granted the motion to dismiss. AGC and AGM have appealed the dismissal of certain of its claims. The causes of action against DLJ for breach of R&W and breach of its repurchase obligations remain.

In addition, AGC had previously sued JPMorgan Chase & Co.'s affiliate EMC Mortgage LLC ("EMC"), J.P. Morgan Securities Inc. (formerly known as Bear, Stearns & Co. Inc.) (“JPMorgan Securities”) and JPMorgan Chase Bank, N.A. (“JPMorgan Bank”, and together with EMC and JPMorgan Securities, “JPMorgan”) on the SACO I Trust 2005-GP1 second lien transaction and EMC on the Bear Stearns Asset Backed Securities I Trust 2005-AC5 and Bear Stearns Asset Backed Securities I Trust 2005-AC6 first lien transactions. In August 2013, AGC reached a settlement with JPMorgan resolving AGC's claims in respect of those RMBS transactions and AGC has dismissed these lawsuits.

“XXX” Life Insurance Transactions

In December 2008, AGUK filed an action against J.P. Morgan Investment Management Inc. (“JPMIM”), the investment manager in the Orkney Re II transaction, in the Supreme Court of the State of New York alleging that JPMIM engaged in breaches of fiduciary duty, gross negligence and breaches of contract based upon its handling of the investments of Orkney Re II. After AGUK’s claims were dismissed with prejudice in January 2010, AGUK was successful in its subsequent motions and appeals and, as of December 2011, all of AGUK’s claims for breaches of fiduciary duty, gross negligence and contract were reinstated in full. Separately, at the trial court level, discovery is ongoing.

6.	Financial Guaranty Insurance Losses

Insurance Contracts' Loss Information

The following table provides balance sheet information on loss and LAE reserves net of reinsurance and salvage and subrogation recoverable.

Loss and LAE Reserve (Recovery)
and Salvage and Subrogation Recoverable
Net of Reinsurance
Insurance Contracts

	As of September 30, 2013			As of December 31, 2012
	Loss and LAE Reserve, net	Salvage and Subrogation Recoverable, net	Net	Loss and LAE Reserve, net	Salvage and Subrogation Recoverable, net	Net
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$2	$—	$2	$2	$—	$2
Alt-A first lien	38	—	38	32	—	32
Option ARM	4	1	3	19	0	19
Subprime	2	—	2	3	0	3
Total first lien	46	1	45	56	0	56
Second lien:
Closed-end second lien	2	—	2	2	0	2
HELOC	1	8	(7)	19	18	1
Total second lien	3	8	(5)	21	18	3
Total U.S. RMBS	49	9	40	77	18	59
TruPS	2	—	2	1	—	1
Other structured finance	(2)	5	(7)	44	6	38
U.S. public finance	3	—	3	46	35	11
Non-U.S. public finance	37	29	8	4	—	4
Subtotal	89	43	46	172	59	113
Effect of consolidating FG VIEs	(13)	—	(13)	(11)	—	(11)
Total(1)	$76	$43	$33	$161	$59	$102
 ___________________

(1)	See “Components of Net Reserves (Salvage)” table for loss and LAE reserve and salvage and subrogation recoverable components.

The following table reconciles the loss and LAE reserve and salvage and subrogation components on the consolidated balance sheet to the financial guaranty net reserves (salvage) in the financial guaranty BIG transaction loss summary tables.

Components of Net Reserves (Salvage)
Insurance Contracts

	As of September 30, 2013	As of December 31, 2012
	(in millions)
Loss and LAE reserve	$189	$308
Reinsurance recoverable on unpaid losses	(113)	(147)
Loss and LAE reserve, net	76	161
Salvage and subrogation recoverable	(50)	(67)
Salvage and subrogation payable (1)	7	8
Salvage and subrogation recoverable, net	(43)	(59)
Other recoveries (2)	(23)	(29)
Subtotal	(66)	(88)
Financial guaranty net reserves (salvage)	$10	$73
___________________

(1)	Recorded as a component of reinsurance balances payable.

(2)	R&W recoveries recorded in other assets on the consolidated balance sheet.

Balance Sheet Classification of
Net Expected Recoveries for Breaches of R&W
Insurance Contracts

	As of September 30, 2013			As of December 31, 2012
	For all Financial Guaranty Insurance Contracts	Effect of Consolidating FG VIEs	Reported on Balance Sheet(1)	For all Financial Guaranty Insurance Contracts	Effect of Consolidating FG VIEs	Reported on Balance Sheet(1)
	(in millions)
Salvage and subrogation recoverable	$23	$—	$23	$46	$—	$46
Loss and LAE reserve	80	(25)	55	97	(28)	69
____________________

(1)	The remaining benefit for R&W is either recorded at fair value in FG VIE assets, or not recorded on the balance sheet until the expected loss, net of R&W, exceeds unearned premium reserve.

The table below provides a reconciliation of net expected loss to be paid to net expected loss to be expensed. Expected loss to be paid differs from expected loss to be expensed due to: (1) for transactions with a net expected recovery, the addition of claim payments that have been made (and therefore are not included in expected loss to be paid) that are expected to be recovered in the future (and therefore have reduced expected loss to be paid) and (2) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid and
Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of September 30, 2013
(in millions)
Net expected loss to be paid	$51
Less: net expected loss to be paid for FG VIEs	18
Total	33
Salvage and subrogation recoverable, net of reinsurance	43
Loss and LAE reserve, net of reinsurance	(76)
Other recoveries (1)	23
Net expected loss to be expensed (2)	$23
___________________

(1)	R&W recoveries recorded in other assets on the consolidated balance sheet.

(2)	Excludes $5 million as of September 30, 2013 related to consolidated FG VIEs.

The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as refundings, accelerations, commutations, changes in expected lives and updates to loss estimates. A loss and LAE reserve is only recorded for the amount by which expected loss to be expensed exceeds unearned premium reserve determined on a contract by contract basis. This table excludes amounts related to consolidated FG VIEs, which are eliminated in consolidation.

Net Expected Loss to be Expensed
Insurance Contracts

As of September 30, 2013
(in millions)
2013 (October 1–December 31)	$0
2014	2
2015	1
2016	1
2017	1
2018 - 2022	6
2023 - 2027	5
2028 - 2032	3
After 2032	4
Total present value basis(1)	23
Discount	22
Total future value	$45

____________________

(1)	Consolidation of FG VIEs resulted in reductions of $5 million in net expected loss to be expensed.

The following table presents the loss and LAE recorded in the consolidated statements of operations by sector for non-derivative contracts. Amounts presented are net of reinsurance.

Loss and LAE
Reported on the
Consolidated Statements of Operations

	Third Quarter		Nine Months
	2013	2012	2013	2012
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$0	$0	$0	$1
Alt-A first lien	7	1	0	(2)
Option ARM	3	16	6	24
Subprime	0	1	0	1
Total first lien	10	18	6	24
Second lien:
Closed end second lien	0	(1)	0	0
HELOC	(9)	—	(29)	(18)
Total second lien	(9)	(1)	(29)	(18)
Total U.S. RMBS	1	17	(23)	6
TruPS	0	1	(1)	(3)
Other structured finance	(13)	6	(20)	24
U.S. public finance	0	5	(3)	18
Non-U.S. public finance	0	0	(1)	(2)
Subtotal	(12)	29	(48)	43
Effect of consolidating FG VIEs	(3)	1	(3)	2
Total loss and LAE	$(15)	$30	$(51)	$45

The following table provides information on non-derivative financial guaranty insurance contracts categorized as BIG. Previously, the Company had included securities purchased for loss mitigation purposes in its investment portfolio and its financial guaranty insured portfolio. Beginning with Third Quarter 2013, the Company will be excluding such loss mitigation securities from its disclosure about its financial guaranty insured portfolio (unless otherwise indicated); it has taken this approach as of both September 30, 2013 and December 31, 2012.

Financial Guaranty Insurance BIG Transaction Loss Summary
September 30, 2013

	BIG Categories(1)
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating VIEs
	Gross	Ceded	Gross	Ceded	Gross	Ceded			Total
	(dollars in millions)
Number of risks(2)	79	(34)	45	(11)	62	(21)	186	—	186
Remaining weighted-average contract period (in years)	12.4	11.7	12.3	13.1	13.2	15.0	12.3	—	12.3
Outstanding exposure:
Principal	$2,477	$(618)	$710	$(150)	$1,372	$(644)	$3,147	$—	$3,147
Interest	1,546	(336)	526	(119)	344	(106)	1,855	—	1,855
Total(3)	$4,023	$(954)	$1,236	$(269)	$1,716	$(750)	$5,002	$—	$5,002
Expected cash outflows (inflows)	$89	$(16)	$83	$(15)	$872	$(290)	$723	$(117)	$606
Potential recoveries(4)	(108)	21	(13)	2	(649)	112	(635)	84	(551)
Subtotal	(19)	5	70	(13)	223	(178)	88	(33)	55
Discount	9	(2)	(21)	5	(118)	90	(37)	15	(22)
Present value of expected cash flows	$(10)	$3	$49	$(8)	$105	$(88)	$51	$(18)	$33
Unearned premium reserve	$36	$(8)	$8	$(2)	$26	$(13)	$47	$(6)	$41
Reserves (salvage)(5)	$(20)	$5	$42	$(7)	$106	$(103)	$23	$(13)	$10

Financial Guaranty Insurance BIG Transaction Loss Summary
December 31, 2012

	BIG Categories(1)
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating VIEs
	Gross	Ceded	Gross	Ceded	Gross	Ceded			Total
	(dollars in millions)
Number of risks(2)	71	(27)	50	(16)	59	(22)	180	—	180
Remaining weighted-average contract period (in years)	12.8	11.8	13.6	13.7	12.1	14.7	12.1	—	12.1
Outstanding exposure:								—
Principal	$1,948	$(459)	$726	$(163)	$2,075	$(940)	$3,187	$—	$3,187
Interest	1,065	(197)	590	(132)	501	(158)	1,669	—	1,669
Total(3)	$3,013	$(656)	$1,316	$(295)	$2,576	$(1,098)	$4,856	$—	$4,856
Expected cash outflows (inflows)	$35	$(6)	$110	$(18)	$1,015	$(366)	$770	$(121)	$649
Potential recoveries(4)	(56)	8	(34)	5	(719)	138	(658)	94	(564)
Subtotal	(21)	2	76	(13)	296	(228)	112	(27)	85
Discount	2	0	(20)	4	(74)	84	(4)	11	7
Present value of expected cash flows	$(19)	$2	$56	$(9)	$222	$(144)	$108	$(16)	$92
Unearned premium reserve	$15	$(3)	$13	$(3)	$22	$(11)	$33	$(7)	$26
Reserves (salvage)(5)	$(28)	$5	$43	$(6)	$207	$(137)	$84	$(11)	$73
___________________

(1)
In Third Quarter 2013, the Company adjusted its approach to assigning internal ratings. See "Refinement of Approach to Internal Credit Ratings and Surveillance Categories" in Note 3, Outstanding Exposure. This approach is reflected in the "Financial Guaranty Insurance BIG Transaction Loss Summary" tables as of both September 30, 2013 and December 31, 2012.

(2)
A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments. The ceded number of risks represents the number of risks for which the Company ceded a portion of its exposure.

(3)	Includes BIG amounts related to FG VIEs.

(4)	Includes estimated future recoveries for breaches of R&W as well as excess spread, and draws on HELOCs.

(5)	See table “Components of net reserves (salvage).”

Ratings Impact on Financial Guaranty Business

A downgrade of AGC or AGUK may result in increased claims under financial guaranties issued by the Company if the insured obligors were unable to pay. For example, with respect to variable rate demand obligations (“VRDOs”) for which a bank has agreed to provide a liquidity facility, a downgrade of AGC may provide the bank with the right to give notice to bondholders that the bank will terminate the liquidity facility, causing the bondholders to tender their bonds to the bank. Bonds held by the bank accrue interest at a “bank bond rate” that is higher than the rate otherwise borne by the bond (typically the prime rate plus 2.00%—3.00%, and capped at the lesser of 25% and the maximum legal limit). In the event the bank holds such bonds for longer than a specified period of time, usually 90-180 days, the bank has the right to demand accelerated repayment of bond principal, usually through payment of equal installments over a period of not less than five years. In the event that a municipal obligor is unable to pay interest accruing at the bank bond rate or to pay principal during the shortened amortization period, a claim could be submitted to AGC under its financial guaranty policy. As of September 30, 2013, AGC has insured approximately $0.8 billion net par of VRDOs, of which approximately $57 million of net par constituted VRDOs issued by municipal obligors rated BBB– or lower pursuant to the Company’s internal rating. The specific terms relating to the rating levels that trigger the bank’s termination right, and whether it is triggered by a downgrade by one rating agency or a downgrade by all rating agencies then rating AGC, vary depending on the transaction.

7.	Fair Value Measurement

The Company carries a significant portion of its assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third-party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During Nine Months 2013, no changes were made to the Company’s valuation models that had or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset or liability’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

Transfers between Levels 1, 2 and 3 are recognized at the end of the period when the transfer occurs. The Company reviews the classification between Levels 1, 2 and 3 quarterly to determine whether a transfer is necessary. During the periods presented, there were no transfers between Level 1, 2 and 3.

Measured and Carried at Fair Value

Fixed Maturity Securities and Short-term Investments

The fair value of bonds in the investment portfolio is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value measurements using their pricing applications, which include available relevant market information, benchmark curves, benchmarking of like securities, sector groupings, and matrix pricing. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news. The market inputs used in the pricing evaluation, listed in the approximate order of priority, include: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data and industry and economic events. Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently. The extent of the use of each input is dependent on the asset class and the market conditions. Given the asset class, the priority of the use of inputs may change or some market inputs may not be relevant. Additionally, the valuation of fixed maturity investments is more subjective when markets are less liquid due to the lack of market based inputs, which may increase the potential that the estimated fair value of an investment is not reflective of the price at which an actual transaction would occur.

Short-term investments, that are traded in active markets, are classified within Level 1 in the fair value hierarchy and are based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

Prices determined based upon model processes where at least one significant model assumption or input is unobservable, are considered to be Level 3 in the fair value hierarchy. At September 30, 2013, the Company used model processes to price eight fixed maturity securities, which was 9% or $193 million of the Company’s fixed maturity securities and short-term investments at fair value. Level 3 securities were priced with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach using the third-party’s proprietary pricing models. The models use inputs such as projected prepayment speeds;  severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price depreciation/appreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the bond including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could materially change the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Other Invested Assets

Within other invested assets, $44 million are carried at fair value on a recurring basis as of September 30, 2013. These assets comprise fixed maturity securities classified as trading and are Level 2 in the fair value hierarchy.

Other Assets

Committed Capital Securities

The fair value of committed capital securities ("CCS"), which is recorded in “other assets” on the consolidated balance sheets, represents the difference between the present value of remaining expected put option premium payments under AGC’s CCS (the “AGC CCS Securities”) and the estimated present value that the Company would hypothetically have to pay currently for a comparable security (see Note 16, Note Payable to Affiliate and Credit Facilities). The estimated current cost of the Company’s CCS is based on several factors, including broker-dealer quotes for the outstanding securities, the U.S. dollar forward swap curve, London Interbank Offered Rate ("LIBOR") curve projections and the term the securities are estimated to remain outstanding.

Supplemental Executive Retirement Plans

The Company classifies the fair value measurement of the assets of AGC’s various supplemental executive retirement plans as either Level 1 or Level 2. The fair value of these assets is valued based on the observable published daily values of the underlying mutual fund included in the aforementioned plans (Level 1) or based upon the net asset value of the funds if a published daily value is not available (Level 2).

Financial Guaranty Contracts Accounted for as Credit Derivatives

The Company’s credit derivatives consist primarily of insured CDS contracts that fall under derivative accounting standards requiring fair value accounting through the statement of operations. The Company does not enter into CDS with the intent to trade these contracts and the Company may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the Company to terminate; however, the Company has mutually agreed with various counterparties to terminate certain CDS transactions. Such terminations generally are completed for an amount that approximates the present value of future premiums, not at fair value.

The terms of the Company’s CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. Management considers the non-standard terms of its credit derivative contracts in determining the fair value of these contracts. The non-standard terms include the absence of collateral support agreements or immediate settlement provisions. In addition, the Company employs relatively high attachment points and does not exit derivatives it sells or purchases for credit protection purposes, except under specific circumstances such as mutual agreements with counterparties to terminate certain CDS contracts.

Due to the lack of quoted prices for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through modeling that uses various inputs to derive an estimate of the fair value of the Company’s contracts in principal markets. Observable inputs other than quoted market prices exist; however, these inputs reflect contracts that do not contain terms and conditions similar to the credit derivative contracts issued by the Company. Management does not believe there is an established market where financial guaranty insured credit derivatives are actively traded. The terms of the protection under an insured financial guaranty credit derivative do not, except for certain rare circumstances, allow the Company to exit its contracts. Management has determined that the exit market for the Company’s credit derivatives is a hypothetical one based on its entry market. Management has tracked the historical pricing of the Company’s deals to establish historical price points in the hypothetical market that are used in the fair value calculation. These contracts are classified as Level 3 in the fair value hierarchy since there is reliance on at least one unobservable input deemed significant to the valuation model, most importantly the Company’s estimate of the value of the non-standard terms and conditions of its credit derivative contracts and of the Company’s current credit standing.

The Company’s models and the related assumptions are continuously reevaluated by management and enhanced, as appropriate, based upon improvements in modeling techniques and availability of more timely and relevant market information.

The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining premiums the Company expects to receive or pay for the credit protection under the contract and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge or pay the Company for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company’s own credit risk and remaining contractual cash flows. The expected remaining contractual cash flows are the most readily observable inputs since they are based on the CDS contractual terms. These cash flows include premiums to be received or paid under the terms of the contract. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. If credit spreads of the underlying obligations change, the fair value of the related credit derivative changes. Market liquidity also affects valuations of the underlying obligations. Consistent with the previous several years, market conditions at September 30, 2013 were such that market prices of the Company’s CDS contracts were not available. Since market prices were not available, the Company used proprietary valuation models that used both unobservable and observable market data inputs as described under “Assumptions and Inputs” below. These models are primarily developed internally based on market conventions for similar transactions.

Valuation models include management estimates and current market information. Management is also required to make assumptions of how the fair value of credit derivative instruments is affected by current market conditions. Management considers factors such as current prices charged for similar agreements, when available, performance of underlying assets, life of the instrument, and the nature and extent of activity in the financial guaranty credit derivative marketplace. The assumptions that management uses to determine the fair value may change in the future due to market conditions. Due to the inherent uncertainties of the assumptions used in the valuation models to determine the fair value of these credit derivative products, actual experience may differ from the estimates reflected in the Company’s consolidated financial statements and the differences may be material.

Assumptions and Inputs

Listed below are various inputs and assumptions that are key to the establishment of the Company’s fair value for CDS contracts.

•	How gross spread is calculated.

•	The allocation of gross spread among:

1.	the profit the originator, usually an investment bank, realizes for putting the deal together and funding the transaction (“bank profit”);

2.	premiums paid to the Company for the Company’s credit protection provided (“net spread”); and

3.	the cost of CDS protection purchased by the originator to hedge their counterparty credit risk exposure to the Company (“hedge cost”).

•	The weighted average life which is based on expected remaining contractual cash flows and Debt Service schedules.

•	The rates used to discount future expected premium cash flows.

The expected future premium cash flows for the Company’s credit derivatives were discounted at rates ranging from 0.2% to 3.7% at September 30, 2013 and 0.2% to 2.8% at December 31, 2012.

Gross spread is used to ultimately determine the net spread a comparable financial guarantor would charge the Company to transfer its risk at the reporting date. The Company obtains gross spreads on risks assumed from market data sources published by third parties (e.g. dealer spread tables for the collateral similar to assets within the Company’s transactions) as well as collateral- specific spreads provided by trustees or obtained from market sources. If observable market credit spreads are not available or reliable for the underlying reference obligations, then market indices are used that most closely resemble the underlying reference obligations, considering asset class, credit quality rating and maturity of the underlying reference obligations. These indices are adjusted to reflect the non-standard terms of the Company’s CDS contracts. Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants or market traders who are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process.

With respect to CDS transactions for which there is an expected claim payment within the next twelve months, the allocation of gross spread reflects a higher allocation to the cost of credit rather than the bank profit component. In the current market, it is assumed that a bank would be willing to accept a lower profit on distressed transactions in order to remove these transactions from its financial statements.

The following spread hierarchy is utilized in determining which source of gross spread to use, with the rule being to use CDS spreads where available. If not available, CDS spreads are either interpolated or extrapolated based on similar transactions or market indices.

•	Actual collateral specific credit spreads (if up-to-date and reliable market-based spreads are available).

•	Deals priced or closed during a specific quarter within a specific asset class and specific rating.

•	Credit spreads interpolated based upon market indices.

•	Credit spreads provided by the counterparty of the CDS.

•	Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

Information by Credit Spread Type (1)

	As of September 30, 2013	As of December 31, 2012
Based on actual collateral specific spreads	12%	11%
Based on market indices	76%	80%
Provided by the CDS counterparty	12%	9%
Total	100%	100%
 ____________________
(1)    Based on par.

Over time the data inputs can change as new sources become available or existing sources are discontinued or are no longer considered to be the most appropriate. It is the Company’s objective to move to higher levels on the hierarchy whenever possible, but it is sometimes necessary to move to lower priority inputs because of discontinued data sources or management’s assessment that the higher priority inputs are no longer considered to be representative of market spreads for a given type of collateral. This can happen, for example, if transaction volume changes such that a previously used spread index is no longer viewed as being reflective of current market levels.

The Company interpolates a curve based on the historical relationship between the premium the Company receives when a credit derivative is close to the daily closing price of the market index related to the specific asset class and rating of the deal. This curve indicates expected credit spreads at each indicative level on the related market index. For transactions with unique terms or characteristics where no price quotes are available, management extrapolates credit spreads based on an alternative transaction for which the Company has received a spread quote from one of the first three sources within the Company’s spread hierarchy. This alternative transaction will be within the same asset class, have similar underlying assets, similar credit ratings, and similar time to maturity. The Company then calculates the percentage of relative spread change quarter over quarter for the alternative transaction. This percentage change is then applied to the historical credit spread of the transaction for which no price quote was received in order to calculate the transactions’ current spread. Counterparties determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. These quotes are validated by cross- referencing quotes received from one market source with those quotes received from another market source to ensure reasonableness.

The premium the Company receives is referred to as the “net spread.” The Company’s pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the Company’s own credit spread affects the pricing of its deals. The Company’s own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the Company, as reflected by quoted market prices on CDS referencing AGC. For credit spreads on the Company’s name the Company obtains the quoted price of CDS contracts traded on AGC from market data sources published by third parties. The cost to acquire CDS protection referencing AGC affects the amount of spread on CDS deals that the Company retains and, hence, their fair value. As the cost to acquire CDS protection referencing AGC increases, the amount of premium the Company retains on a deal generally decreases. As the cost to acquire CDS protection referencing AGC decreases, the amount of premium the Company retains on a deal generally increases. In the Company’s valuation model, the premium the Company captures is not permitted to go below the minimum rate that the Company would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. Given the current market conditions and the Company’s own credit spreads, approximately 30% and 64%, based on number of deals, of the Company's CDS contracts are fair valued using this minimum premium, as of September 30, 2013 and December 31, 2012, respectively. The change period over period is driven by AGC's credit spreads narrowing to levels supported by today's economy. As a result of this, the cost to hedge AGC's name has declined significantly causing more transactions to price above previously established floor levels. The Company corroborates the assumptions in its fair value model, including the portion of exposure to AGC hedged by its counterparties, with independent third parties each reporting period. The current level of AGC’s own credit spread has resulted in the bank or deal originator hedging a significant portion of its exposure to AGC. This reduces the amount of contractual cash flows AGC can capture as premium for selling its protection.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that the Company’s contracts’ contractual terms typically do not require the posting of collateral by the guarantor. The widening of a financial guarantor’s own credit spread increases the cost to buy credit protection on the guarantor, thereby reducing the amount of premium the guarantor can capture out of the gross spread on the deal. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A fair value resulting in a credit derivative asset on protection sold is the result of contractual cash inflows on in-force deals in excess of what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the reporting date. If the Company were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would be able to realize a gain representing the difference between the higher contractual premiums to which it is entitled and the current market premiums for a similar contract. The Company determines the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of its CDS contracts.

Example

Following is an example of how changes in gross spreads, the Company’s own credit spread and the cost to buy protection on the Company affect the amount of premium the Company can demand for its credit protection. The assumptions used in these examples are hypothetical amounts. Scenario 1 represents the market conditions in effect on the transaction date and Scenario 2 represents market conditions at a subsequent reporting date.

	Scenario 1		Scenario 2
	bps	% of Total	bps	% of Total
Original gross spread/cash bond price (in bps)	185		500
Bank profit (in bps)	115	62%	50	10%
Hedge cost (in bps)	30	16%	440	88%
The Company premium received per annum (in bps)	40	22%	10	2%

In Scenario 1, the gross spread is 185 basis points. The bank or deal originator captures 115 basis points of the original gross spread and hedges 10% of its exposure to AGC, when the CDS spread on AGC was 300 basis points (300 basis points × 10% = 30 basis points). Under this scenario the Company received premium of 40 basis points, or 22% of the gross spread.

In Scenario 2, the gross spread is 500 basis points. The bank or deal originator captures 50 basis points of the original gross spread and hedges 25% of its exposure to AGC, when the CDS spread on AGC was 1,760 basis points (1,760 basis points × 25% = 440 basis points). Under this scenario the Company would receive premium of 10 basis points, or 2% of the gross spread. Due to the increased cost to hedge AGC’s name, the amount of profit the bank would expect to receive, and the premium the Company would expect to receive decline significantly.

In this example, the contractual cash flows (the Company premium received per annum above) exceed the amount a market participant would require the Company to pay in today’s market to accept its obligations under the CDS contract, thus resulting in an asset. This credit derivative asset is equal to the difference in premium rates discounted at the corresponding LIBOR over the weighted average remaining life of the contract.

Strengths and Weaknesses of Model

The Company’s credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the Company’s CDS modeling techniques are:

•
The model takes into account the transaction structure and the key drivers of market value. The transaction structure includes par insured, weighted average life, level of subordination and composition of collateral.

•
The model maximizes the use of market-driven inputs whenever they are available. The key inputs to the model are market-based spreads for the collateral, and the credit rating of referenced entities. These are viewed by the Company to be the key parameters that affect fair value of the transaction.

•
The model is a consistent approach to valuing positions. The Company has developed a hierarchy for market-based spread inputs that helps mitigate the degree of subjectivity during periods of high illiquidity.

The primary weaknesses of the Company’s CDS modeling techniques are:

•	There is no exit market or actual exit transactions. Therefore the Company’s exit market is a hypothetical one based on the Company’s entry market.

•	There is a very limited market in which to validate the reasonableness of the fair values developed by the Company’s model.

•	At September 30, 2013 and December 31, 2012, the markets for the inputs to the model were highly illiquid, which impacts their reliability.

•
Due to the non-standard terms under which the Company enters into derivative contracts, the fair value of its credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

These contracts were classified as Level 3 in the fair value hierarchy because there is a reliance on at least one unobservable input deemed significant to the valuation model, most significantly the Company's estimate of the value of non-standard terms and conditions of its credit derivative contracts and of amount of protection purchased on AGC's name.

Fair Value Option on FG VIEs’ Assets and Liabilities

The Company elected the fair value option for all the FG VIEs’ assets and liabilities. See Note 9, Consolidation of Variable Interest Entities.

The FG VIEs that are consolidated by the Company issued securities collateralized by first lien and second lien RMBS and other loans and receivables. The lowest level input that is significant to the fair value measurement of these assets and liabilities in its entirety was a Level 3 input (i.e. unobservable), therefore management classified them as Level 3 in the fair value hierarchy. Prices were generally determined with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach and the third-party’s proprietary pricing models. The models to price the FG VIEs’ liabilities used, where appropriate, inputs such as estimated prepayment speeds; market values of the assets that collateralize the securities; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); yields implied by market prices for similar securities; house price depreciation/appreciation rates based on macroeconomic forecasts and, for those liabilities insured by the Company, the benefit from the Company’s insurance policy guaranteeing the timely payment of principal and interest for the FG VIE tranches insured by the Company, taking into account the timing of the potential default and the Company’s own credit rating. The third-party also utilizes an internal model to determine an appropriate yield at which to discount the cash flows of the security, by factoring in collateral types, weighted-average lives, and other structural attributes specific to the security being priced. The expected yield is further calibrated by utilizing algorithm’s designed to aggregate market color, received by the third-party, on comparable bonds.

Changes in fair value of the FG VIEs’ assets and liabilities are included in fair value gains (losses) on FG VIEs within the consolidated statement of operations. Except for net credit impairment that triggers a claim on the financial guaranty contract (i.e. net expected loss to be paid as described in Note 5), the unrealized fair value gains (losses) related to the consolidated FG VIEs will reverse to zero over the terms of these financial instruments.

The fair value of the Company’s FG VIE assets is sensitive to changes related to estimated prepayment speeds; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); discount rates implied by market prices for similar securities; and house price depreciation/appreciation rates based on macroeconomic forecasts. Significant changes to some of these inputs could materially change the market value of the FG VIE’s assets and the implied collateral losses within the transaction. In general, the fair value of the FG VIE asset is most sensitive to changes in the projected collateral losses, where an increase in collateral losses typically leads to a decrease in the fair value of FG VIE assets, while a decrease in collateral losses typically leads to an increase in the fair value of FG VIE assets. These factors also directly impact the fair value of the Company’s FG VIE liabilities.

The fair value of the Company’s FG VIE liabilities is also sensitive to changes relating to estimated prepayment speeds; market values of the underlying assets; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); discount rates implied by market prices for similar securities; and house price depreciation/appreciation rates based on macroeconomic forecasts. In addition, the Company’s FG VIE liabilities with recourse are also sensitive to changes in the Company’s implied credit worthiness. Significant changes to any of these inputs could materially change the timing of expected losses within the insured transaction which is a significant factor in determining the implied benefit from the Company’s insurance policy guaranteeing the timely payment of principal and interest for the tranches of debt issued by the FG VIE that is insured by the Company. In general, extending the timing of expected loss payments by the Company into the future typically leads to a decrease in the value of the Company’s insurance and a decrease in the fair value of the Company’s FG VIE liabilities with recourse, while a shortening of the timing of expected loss payments by the Company typically leads to an increase in the value of the Company’s insurance and an increase in the fair value of the Company’s FG VIE liabilities with recourse.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

The fair value of the Company’s financial guaranty contracts accounted for as insurance was based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. This amount was based on the pricing assumptions management has observed for portfolio transfers that have occurred in the financial guaranty market and included adjustments to the carrying value of unearned premium reserve for stressed losses, ceding commissions and return on capital. The significant inputs were not readily observable. The Company accordingly classified this fair value measurement as Level 3.

Note Payable to Affiliate

The fair value of the Company’s note payable to affiliate is determined by calculating the present value of the expected cash flows. The Company determines discounted future cash flows using the effect of changes in U.S. Treasury yield at the end of each reporting period as well as the change in its own credit spread. The significant inputs were not readily observable. The Company accordingly classified this fair value measurement as Level 3.

Other Assets and Other Liabilities

The Company’s other assets and other liabilities consist predominantly of accrued interest, receivables for securities sold and payables for securities purchased, the carrying values of which approximate fair value.

Financial Instruments Carried at Fair Value

Amounts recorded at fair value in the Company’s financial statements are included in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of September 30, 2013

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed maturity securities
U.S. government and agencies	$463	$—	$463	$—
Obligations of state and political subdivisions	1,232	—	1,202	30
Corporate securities	59	—	59	—
Mortgage-backed securities:
RMBS	67	—	16	51
Commercial mortgage-backed securities ("CMBS")	22	—	22	—
Asset-backed securities	113	—	1	112
Foreign government securities	112	—	112	—
Total fixed maturity securities	2,068	—	1,875	193
Short-term investments	53	32	21	—
Other invested assets	44	—	44	—
Credit derivative assets	392	—	—	392
FG VIEs’ assets, at fair value	862	—	—	862
Other assets(1)	42	14	11	17
Total assets carried at fair value	$3,461	$46	$1,951	$1,464
Liabilities:
Credit derivative liabilities	$1,665	$—	$—	$1,665
FG VIEs’ liabilities with recourse, at fair value	519	—	—	519
FG VIEs’ liabilities without recourse, at fair value	385	—	—	385
Total liabilities carried at fair value	$2,569	$—	$—	$2,569

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2012

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed maturity securities
U.S. government and agencies	$426	$—	$426	$—
Obligations of state and political subdivisions	1,860	—	1,837	23
Corporate securities	136	—	136	—
Mortgage-backed securities:
RMBS	101	—	67	34
CMBS	82	—	82	—
Asset-backed securities	26	—	—	26
Foreign government securities	92	—	92	—
Total fixed maturity securities	2,723	—	2,640	83
Short-term investments	130	58	72	—
Other invested assets	23	—	23	—
Credit derivative assets	388	—	—	388
FG VIEs’ assets, at fair value	818	—	—	818
Other assets(1)	40	14	5	21
Total assets carried at fair value	$4,122	$72	$2,740	$1,310
Liabilities:
Credit derivative liabilities	$1,512	$—	$—	$1,512
FG VIEs’ liabilities with recourse, at fair value	484	—	—	484
FG VIEs’ liabilities without recourse, at fair value	374	—	—	374
Total liabilities carried at fair value	$2,370	$—	$—	$2,370
 ____________________

(1)	Includes fair value of CCS and supplemental executive retirement plan assets.

Changes in Level 3 Fair Value Measurements

The table below presents a roll forward of the Company’s Level 3 financial instruments carried at fair value on a recurring basis during Third Quarter 2013 and 2012 and Nine Months 2013 and 2012.

Fair Value Level 3 Rollforward
Recurring Basis
Third Quarter 2013

	Fixed Maturity Securities
	Obligations of State and Political Subdivisions		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other Assets		Credit Derivative Asset (Liability), net(5)		FG VIEs’ Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value at June 30, 2013	$25		$50		$74		$890		$12		$(1,459)		$(518)		$(417)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	1	(2)	0	(2)	2	(2)	(10)	(3)	5	(4)	216	(6)	(8)	(3)	20	(3)
Other comprehensive income (loss)	4		3		(1)		—		—		—		—		—
Purchases	—		—		38		—		—		—		—		—
Settlements	—		(2)		(1)		(18)		—		(30)		7		12
FG VIE consolidations	—		—		—		—		—		—		—		—
Fair value as of September 30, 2013	$30		$51		$112		$862		$17		$(1,273)		$(519)		$(385)
Change in unrealized gains/(losses) related to financial instruments held as of September 30, 2013	$5		$3		$(1)		$14		$5		$206		$(9)		$(2)

Fair Value Level 3 Rollforward
Recurring Basis
Third Quarter 2012

	Fixed Maturity Securities
	RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other Assets		Credit Derivative Asset (Liability), net(5)		FG VIEs’ Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value at June 30, 2012	$23		$16		$781		$24		$(1,000)		$(469)		$(352)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	(1)	(2)	—	(2)	37	(3)	(1)	(4)	(67)	(6)	(27)	(3)	(16)	(3)
Other comprehensive income (loss)	1		8		—		—		—		—		—
Purchases	11		—		—		—		—		—		—
Settlements	(2)		—		(17)		—		13		11		13
FG VIE consolidations	—		—		—		—		—		—		—
Fair value as of September 30, 2012	$32		$24		$801		$23		$(1,054)		$(485)		$(355)
Change in unrealized gains/(losses) related to financial instruments held as of September 30, 2012	$1		$8		$60		$(1)		$(54)		$(28)		$(30)

Fair Value Level 3 Rollforward
Recurring Basis
Nine Months 2013

	Fixed Maturity Securities
	Obligations of State and Political Subdivisions		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other Assets		Credit Derivative Asset (Liability), net(5)		FG VIEs’ Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value at December 31, 2012	$23		$34		$26		$818		$21		$(1,124)		$(484)		$(374)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	1	(2)	1	(2)	3	(2)	100	(3)	(4)	(4)	(204)	(6)	(62)	(3)	(49)	(3)
Other comprehensive income (loss)	6		3		3		—		—		—		—		—
Purchases	—		20		81		—		—		—		—		—
Settlements	—		(7)		(1)		(56)		—		55		27		38
FG VIE consolidations	—		—		—		—		—		—		—		—
Fair value as of September 30, 2013	$30		$51		$112		$862		$17		$(1,273)		$(519)		$(385)
Change in unrealized gains/(losses) related to financial instruments held as of September 30, 2013	$6		$4		$3		$156		$(4)		$(236)		$(66)		$(86)

Fair Value Level 3 Rollforward
Recurring Basis
Nine Months 2012

	Fixed Maturity Securities
	RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other Assets		Credit Derivative Asset (Liability), net(5)		FG VIEs’ Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value at December 31, 2011	$25		$6		$763		$31		$(621)		$(471)		$(358)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	(2)	(2)	0	(2)	89	(3)	(8)	(4)	(409)	(6)	(43)	(3)	(42)	(3)
Other comprehensive income (loss)	2		1		—		—		—		—		—
Purchases	11		17		—		—		(100)	(7)	—		—
Settlements	(4)		—		(58)		—		76		37		45
FG VIE consolidations	—		—		7		—		—		(8)		—
Fair value as of September 30, 2012	$32		$24		$801		$23		$(1,054)		$(485)		$(355)
Change in unrealized gains/(losses) related to financial instruments held as of September 30, 2012	$2		$1		$155		$(8)		$(332)		$(49)		$(100)
____________________

(1)
Realized and unrealized gains (losses) from changes in values of Level 3 financial instruments represent gains (losses) from changes in values of those financial instruments only for the periods in which the instruments were classified as Level 3.

(2)	Included in net realized investment gains (losses) and net investment income.

(3)	Included in fair value gains (losses) on FG VIEs.

(4)	Recorded in fair value gains (losses) on CCS.

(5)	Represents net position of credit derivatives. The consolidated balance sheet presents gross assets and liabilities based on net counterparty exposure.

(6)	Reported in net change in fair value of credit derivatives.

(7)	Represents transferred ownership and assumed obligations related to a film securitization that AGC had previously guaranteed under a credit derivative contract.

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
As of September 30, 2013

Financial Instrument Description	Fair Value as of September 30, 2013 (in millions)	Valuation Technique	Significant Unobservable Inputs	Range
Assets:
Fixed maturity securities:
Obligations of state and	$30	Discounted cash	Rate of inflation	1.0% - 3.0%
political subdivisions		flow	Cash flow receipts	94.4%
			Yield	5.2% - 9.0%
			Collateral recovery period	1 month - 41 years

RMBS	51	Discounted cash	CPR	1.4% - 7.5%
		flow	CDR	7.1% - 13.2%
			Severity	54.6% - 74.6%
			Yield	4.9% - 10.8%

Asset-backed securities:
XXX life insurance	112	Discounted cash	Yield	12.5%
transactions		flow

FG VIEs’ assets, at fair value	862	Discounted cash	CPR	1.5% - 11.8%
		flow	CDR	3.6% - 20.4%
			Loss severity	51.3% - 106.4%
			Yield	4.7% - 9.0%

Other assets	17	Discounted cash	Quotes from third party
		flow	pricing	$46 - $51
			Term (in years)	3 years

Liabilities:
Credit derivative liabilities, net	(1,273)	Discounted cash	Year 1 loss estimates	0.0% - 58.0%
		flow	Hedge cost (in bps)	46.3 - 465.0
			Bank profit (in bps)	3.9 - 1,389.9
			Internal floor (in bps)	7.0 - 30.0
			Internal credit rating	AAA - BIG

FG VIEs’ liabilities, at fair value	(904)	Discounted cash	CPR	1.5% - 11.8%
		flow	CDR	3.6% - 20.4%
			Loss severity	51.3% - 106.4%
			Yield	4.7% - 9.0%

Quantitative Information About Level 3 Fair Value Inputs
As of December 31, 2012

Financial Instrument Description	Fair Value as of December 31, 2012 (in millions)	Valuation Technique	Significant Unobservable Inputs	Range
Assets:
Fixed maturity securities:
Obligations of state and	$23	Discounted cash	Rate of inflation	1.0% - 3.0%
political subdivisions		flow	Cash flow receipts	85.8%
			Yield	4.3% - 9.0%
			Collateral recovery period	1 month - 43 years

RMBS	34	Discounted cash	CPR	0.8% - 7.5%
		flow	CDR	8.3% - 22.3%
			Severity	48.1% - 101.3%
			Yield	5.8% - 9.9%

Asset-backed securities:
XXX life insurance	26	Discounted cash	Yield	12.5%
transactions		flow

FG VIEs’ assets, at fair value	818	Discounted cash	CPR	1.0% - 10.9%
		flow	CDR	4.0% - 21.5%
			Loss severity	58.6% - 101.3%
			Yield	5.0% - 13.5%

Other assets	21	Discounted cash	Quotes from third party
		flow	pricing	$38 - $48
			Term (in years)	3 years

Liabilities:
Credit derivative liabilities, net	(1,124)	Discounted cash	Year 1 loss estimates	0.0% - 58.7%
		flow	Hedge cost (in bps)	67.5 - 678.4
			Bank profit (in bps)	3.8 - 1,312.9
			Internal floor (in bps)	7.0 - 30.0
			Internal credit rating	AAA - BIG

FG VIEs’ liabilities, at fair value	(858)	Discounted cash	CPR	1.0% - 10.9%
		flow	CDR	4.0% - 21.5%
			Loss severity	58.6% - 101.3%
			Yield	5.0% - 13.5%

The carrying amount and estimated fair value of the Company’s financial instruments are presented in the following table.

Fair Value of Financial Instruments

	As of September 30, 2013		As of December 31, 2012
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets:
Fixed maturity securities	$2,068	$2,068	$2,723	$2,723
Short-term investments	53	53	130	130
Other invested assets	44	44	35	35
Credit derivative assets	392	392	388	388
FG VIEs’ assets, at fair value	862	862	818	818
Other assets	64	64	70	70
Liabilities:
Financial guaranty insurance contracts(1)	331	1,766	673	1,954
Note payable to affiliate	300	249	300	228
Credit derivative liabilities	1,665	1,665	1,512	1,512
FG VIEs’ liabilities with recourse, at fair value	519	519	484	484
FG VIEs’ liabilities without recourse, at fair value	385	385	374	374
Other liabilities	11	11	—	—
____________________

(1)	Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses and salvage and subrogation and other recoverables net of reinsurance.

8.	Financial Guaranty Contracts Accounted for as Credit Derivatives

The Company has a portfolio of financial guaranty contracts that meet the definition of a derivative in accordance with GAAP (primarily CDS). Until the Company ceased selling credit protection through credit derivative contracts in the beginning of 2009, following the issuance of regulatory guidelines that limited the terms under which the credit protection could be sold, management considered these agreements to be a normal part of its financial guaranty business. The potential capital or margin requirements that may apply under the Dodd-Frank Wall Street Reform and Consumer Protection Act contributed to the decision of the Company not to sell new credit protection through CDS in the foreseeable future.

Credit derivative transactions are governed by ISDA documentation and have different characteristics from financial guaranty insurance contracts. For example, the Company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty insurance contract. In addition, while the Company’s exposure under credit derivatives, like the Company’s exposure under financial guaranty insurance contracts, has been generally for as long as the reference obligation remains outstanding, unlike financial guaranty contracts, a credit derivative may be terminated for a breach of the ISDA documentation or other specific events. A loss payment is made only upon the occurrence of one or more defined credit events with respect to the referenced securities or loans. A credit event may be a non-payment event such as a failure to pay, bankruptcy or restructuring, as negotiated by the parties to the credit derivative transactions. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the Company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. The Company may be required to make a termination payment to its swap counterparty upon such termination. The Company may not unilaterally terminate a CDS contract; however, the Company on occasion has mutually agreed with various counterparties to terminate certain CDS transactions.

Credit Derivative Net Par Outstanding by Sector

The estimated remaining weighted average life of credit derivatives was 5.1 years at September 30, 2013 and 4.6 years at December 31, 2012. The components of the Company’s credit derivative net par outstanding are presented below.

Credit Derivatives Net Par Outstanding

	As of September 30, 2013				As of December 31, 2012
Asset Type	Net Par Outstanding	Original Subordination (1)	Current Subordination (1)	Weighted Average Credit Rating	Net Par Outstanding	Original Subordination (1)	Current Subordination (1)	Weighted Average Credit Rating
	(dollars in millions)
Pooled corporate obligations:
Collateralized loan obligations/collateralized bond obligations	$7,196	36.7%	40.2%	AAA	$10,597	37.2%	37.0%	AAA
Synthetic investment grade pooled corporate	430	30.0	29.1	AAA	430	30.0	29.1	AAA
TruPS CDOs	2,764	46.3	33.6	BB+	3,100	46.9	32.4	BB
Market value CDOs of corporate obligations	1,482	41.5	33.6	AAA	1,583	41.3	33.9	AAA
Total pooled corporate obligations	11,872	39.3	37.4	AA+	15,710	39.4	35.6	AA+
U.S. RMBS:
Option ARM and Alt-A first lien	2,302	19.8	8.0	BB-	2,597	20.2	10.4	B+
Subprime first lien	2,366	30.2	50.8	AA-	2,698	29.8	52.6	A+
Prime first lien	232	10.9	3.2	B	277	10.9	5.2	B
HELOCs	—	—	—	—	6	—	—	A+
Total U.S. RMBS	4,900	24.3	28.3	BBB	5,578	24.2	30.4	BBB
CMBS	2,984	33.3	42.0	AAA	3,238	33.3	41.8	AAA
Other	3,817	—	—	A+	3,883	—	—	A
Total	$23,573			AA-	$28,409			AA
____________________

(1)	Represents the sum of subordinate tranches and over-collateralization and does not include any benefit from excess interest collections that may be used to absorb losses.

Except for TruPS CDOs, the Company’s exposure to pooled corporate obligations is highly diversified in terms of obligors and industries. Most pooled corporate transactions are structured to limit exposure to any given obligor and industry. The majority of the Company’s pooled corporate exposure consists of collateralized loan obligation (“CLO”) or synthetic pooled corporate obligations. Most of these CLOs have an average obligor size of less than 1% of the total transaction and typically restrict the maximum exposure to any one industry to approximately 10%. The Company’s exposure also benefits from embedded credit enhancement in the transactions which allows a transaction to sustain a certain level of losses in the underlying collateral, further insulating the Company from industry specific concentrations of credit risk on these deals.

The Company’s TruPS CDO asset pools are generally less diversified by obligors and industries than the typical CLO asset pool. Also, the underlying collateral in TruPS CDOs consists primarily of subordinated debt instruments such as TruPS issued by bank holding companies and similar instruments issued by insurance companies, REITs and other real estate related issuers while CLOs typically contain primarily senior secured obligations. However, to mitigate these risks, TruPS CDOs were typically structured with higher levels of embedded credit enhancement than typical CLOs.

The Company’s exposure to “Other” CDS contracts is also highly diversified. It includes $1.8 billion of exposure to three pooled infrastructure transactions comprising diversified pools of international infrastructure project transactions and loans to regulated utilities. These pools were all structured with underlying credit enhancement sufficient for the Company to attach at AAA levels at origination. The remaining $2.0 billion of exposure in “Other” CDS contracts comprises numerous deals across various asset classes, such as commercial receivables, international RMBS, infrastructure, regulated utilities and consumer receivables. Of the total net par outstanding in the "Other" sector, $152 million is rated BIG.

Distribution of Credit Derivative Net Par Outstanding by Internal Rating

	As of September 30, 2013		As of December 31, 2012
Ratings	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in millions)
AAA	$14,149	60.0%	$17,990	63.3%
AA	1,969	8.4	1,392	4.9
A	1,253	5.3	2,108	7.4
BBB	2,649	11.2	2,176	7.7
BIG	3,553	15.1	4,743	16.7
Total credit derivative net par outstanding	$23,573	100.0%	$28,409	100.0%

Net Change in Fair Value of Credit Derivatives

Net Change in Fair Value of Credit Derivatives Gain (Loss)

	Third Quarter		Nine Months
	2013	2012	2013	2012
	(in millions)
Net credit derivative premiums received and receivable	$8	$14	$32	$42
Net ceding commissions (paid and payable) received and receivable	1	1	3	4
Realized gains on credit derivatives	9	15	35	46
Net credit derivative losses (paid and payable) recovered and recoverable	1	(28)	(121)	(123)
Total realized gains (losses) and other settlements on credit derivatives	10	(13)	(86)	(77)
Net unrealized gains (losses) on credit derivatives	206	(54)	(118)	(332)
Net change in fair value of credit derivatives	$216	$(67)	$(204)	$(409)

Net Par and Accelerations of Credit Derivative Revenues
from Termination of CDS Contracts

	Third Quarter		Nine Months
	2013	2012	2013	2012
	(in millions)
Net par of terminated CDS contracts	$—	$276	$637	$546
Accelerations of credit derivative revenues	—	0.2	0.5	0.6

In Nine Months 2013, in addition to the CDS terminations mentioned above, the Company terminated a film securitization CDS resulting in realized loss and other settlements on credit derivatives of $84 million, with a corresponding release of the unrealized loss recorded in unrealized gain on credit derivatives of $114 million for a net change in fair value of credit derivatives of $30 million.

Changes in the fair value of credit derivatives occur primarily because of changes in interest rates, credit spreads, notional amounts, credit ratings of the referenced entities, expected terms, realized gains (losses) and other settlements, and the issuing company’s own credit rating, credit spreads and other market factors. Except for net estimated credit impairments (i.e., net expected loss to be paid as discussed in Note 5), the unrealized gains and losses on credit derivatives are expected to reduce to zero as the exposure approaches its maturity date. With considerable volatility continuing in the market, unrealized gains (losses) on credit derivatives may fluctuate significantly in future periods.

Net Change in Unrealized Gains (Losses) on Credit Derivatives By Sector

	Third Quarter		Nine Months
Asset Type	2013	2012	2013	2012
	(in millions)
Pooled corporate obligations	$53	$9	$(37)	$18
U.S. RMBS	148	(72)	(205)	(394)
CMBS	3	0	(1)	0
Other	2	9	125	44
Total	$206	$(54)	$(118)	$(332)

During Third Quarter 2013, unrealized fair value gains were generated primarily in the U.S. RMBS prime first lien, Alt-A, Option ARM and subprime sectors, as well as pooled corporate obligations, due to tighter implied net spreads. The tighter implied net spreads were primarily a result of the increased cost to buy protection in AGC’s name as the market cost of AGC’s credit protection increased significantly during the period. These transactions were pricing at or above their floor levels (or the minimum rate at which the Company would consider assuming these risks based on historical experience); therefore when the cost of purchasing CDS protection on AGC, which management refers to as the CDS spread on AGC, increased the implied spreads that the Company would expect to receive on these transactions decreased.

During Nine Months 2013, U.S. RMBS unrealized fair value losses were generated primarily in the prime first lien, Alt-A, Option ARM and subprime RMBS sectors primarily as a result of the decreased cost to buy protection in AGC's name as the market cost of AGC's credit protection decreased. These transactions were pricing above their floor levels; therefore when the cost of purchasing CDS protection on AGC decreased, the implied spreads that the Company would expect to receive on these transactions increased.

In Third Quarter 2012, U.S. RMBS unrealized fair value losses were generated primarily in the Alt-A, Option ARM and subprime RMBS sectors due to wider implied net spreads. The wider implied net spreads were primarily a result of the decreased cost to buy protection in AGC's name as the market cost of AGC's credit protection decreased. These transactions were pricing above their floor levels; therefore when the cost of purchasing CDS protection on AGC decreased, the implied spreads that the Company would expect to receive on these transactions increased.

During Nine Months 2012, the cost to buy protection on AGC's name declined. This led to U.S. RMBS unrealized fair value losses which were generated primarily in the prime first lien, Alt-A and Option ARM RMBS sectors due to wider implied net spreads. The wider implied net spreads were primarily a result of the decreased cost to buy protection in AGC's name as the market cost of AGC's credit protection decreased. These transactions were pricing above their floor levels; therefore when the cost of purchasing CDS protection on AGC decreased, the implied spreads that the Company would expect to receive on these transactions increased. In addition, Nine Months 2012 included an $85 million unrealized gain relating to R&W benefits from the agreement with Deutsche Bank.

The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company’s own credit cost based on the price to purchase credit protection on AGC. The Company determines its own credit risk based on quoted CDS prices traded on the Company at each balance sheet date. Generally, a widening of the CDS prices traded on AGC has an effect of offsetting unrealized losses that result from widening general market credit spreads, while a narrowing of the CDS prices traded on AGC has an effect of offsetting unrealized gains that result from narrowing general market credit spreads.
Five-Year Credit Spread on AGC

	As of September 30, 2013	As of June 30, 2013	As of December 31, 2012	As of September 30, 2012	As of June 30, 2012	As of December 31, 2011
Quoted price of CDS contract (in basis points)	465	343	678	780	904	1,140

One-Year CDS Spread on AGC

	As of September 30, 2013	As of June 30, 2013	As of December 31, 2012	As of September 30, 2012	As of June 30, 2012	As of December 31, 2011
Quoted price of CDS contract (in basis points)	185	57	270	458	629	965

	As of September 30, 2013	As of December 31, 2012
	(in millions)
Fair value of credit derivatives before effect of AGC credit spread	$(2,584)	$(3,129)
Plus: Effect of AGC credit spread	1,311	2,005
Net fair value of credit derivatives	$(1,273)	$(1,124)

The fair value of CDS contracts at September 30, 2013 before considering the implications of AGC’s credit spreads, is a direct result of continued wide credit spreads in the fixed income security markets, and ratings downgrades. The asset classes that remain most affected are 2005-2007 vintages of prime first lien, Alt-A, Option ARM, subprime RMBS deals as well as trust-preferred and pooled corporate securities. Comparing September 30, 2013 with December 31, 2012, there was a narrowing of spreads primarily related to Option ARM and Alt-A first lien, and subprime RMBS transactions, as well as the Company's pooled corporate obligations. This narrowing of spreads combined with the run-off of par outstanding and termination of securities resulted in a gain of approximately $545 million before taking into account AGC’s credit spreads.

Management believes that the trading level of AGC’s credit spread over the past several years has been due to the correlation between AGC’s risk profile and the current risk profile of the broader financial markets and to increased demand for credit protection against AGC as the result of its financial guaranty volume, as well as the overall lack of liquidity in the CDS market. Offsetting the benefit attributable to AGC’s credit spread were higher credit spreads in the fixed income security markets. The higher credit spreads in the fixed income security market are due to the lack of liquidity in the high yield CDO, TruPS CDO, and CLO markets as well as continuing market concerns over the most recent vintages of RMBS.

The following table presents the fair value and the present value of expected claim payments or recoveries (i.e. net expected loss to be paid as described in Note 5) for contracts accounted for as derivatives.

Net Fair Value and Expected Losses of Credit Derivatives by Sector

	Fair Value of Credit Derivative Asset (Liability), net		Present Value of Expected Claim (Payments) Recoveries (1)
Asset Type	As of September 30, 2013	As of December 31, 2012	As of September 30, 2013	As of December 31, 2012
	(in millions)
Pooled corporate obligations	$(33)	$17	$(25)	$(12)
U.S. RMBS	(1,166)	(957)	(147)	(160)
CMBS	(2)	(1)	—	—
Other	(72)	(183)	34	(67)
Total	$(1,273)	$(1,124)	$(138)	$(239)
____________________

(1)
Represents amount in excess of the present value of future installment fees to be received of $24 million as of September 30, 2013 and $33 million as of December 31, 2012. Includes R&W benefit of $130 million as of September 30, 2013 and $181 million as of December 31, 2012.

Ratings Sensitivities of Credit Derivative Contracts

Within the Company’s insured CDS portfolio, the transaction documentation for approximately $1.7 billion in CDS gross par insured as of September 30, 2013, provides that a downgrade of AGC's financial strength rating below BBB- or Baa3 would constitute a termination event that would allow the relevant CDS counterparty to terminate the affected transactions. If the CDS counterparty elected to terminate the affected transactions, AGFP, the affiliate of AGC that enters into the credit derivative transactions as the seller of protection, as to which AGC is the credit support provider, could be required to make a termination payment (or may be entitled to receive a termination payment from the CDS counterparty). AGC does not believe that it can accurately estimate the termination payments that could be required to be made if, as a result of any such downgrade, the CDS counterparty terminated the affected transactions. These payments could have an adverse effect on the Company’s liquidity and financial condition.

The transaction documentation for approximately $11.2 billion in CDS gross par insured as of September 30, 2013 requires certain of the Company's insurance subsidiaries to post eligible collateral to secure its obligation to make payments under such contracts. Eligible collateral is generally cash or U.S. government or agency securities; eligible collateral other than cash is valued at a discount to the face amount. For approximately $10.8 billion of such contracts, AGC has negotiated caps such that the posting requirement cannot exceed a certain fixed amount, regardless of the mark-to-market valuation of the exposure or the financial strength ratings of AGC. For such contracts, AGC need not post on a cash basis more than $675 million, which amount is already being posted by AGC and is part of the approximately $681 million AGC is posting. For the remaining approximately $360 million of such contracts, AGC could be required from time to time to post additional collateral based on movements in the mark-to-market valuation of the underlying exposure. Of the $681 million AGC is posting, approximately $63 million related to such $360 million of notional.

Sensitivity to Changes in Credit Spread

The following table summarizes the estimated change in fair values on the net balance of the Company’s credit derivative positions assuming immediate parallel shifts in credit spreads on AGC and on the risks that it assumes.

Effect of Changes in Credit Spread
As of September 30, 2013

Credit Spreads(1)	Estimated Net Fair Value (Pre-Tax)	Estimated Change in Gain/(Loss) (Pre-Tax)
	(in millions)
100% widening in spreads	$(2,626)	$(1,353)
50% widening in spreads	(1,948)	(675)
25% widening in spreads	(1,609)	(336)
10% widening in spreads	(1,406)	(133)
Base Scenario	(1,273)	—
10% narrowing in spreads	(1,140)	133
25% narrowing in spreads	(945)	328
50% narrowing in spreads	(621)	652
____________________

(1)	Includes the effects of spreads on both the underlying asset classes and the Company’s own credit spread.

9.	Consolidation of Variable Interest Entities

The Company provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs. AGC does not sponsor any VIEs when underwriting third party financial guaranty insurance or credit derivative transactions, nor does it act as the servicer or collateral manager for any VIE obligations that it insures. The transaction structure generally provides certain financial protections to the Company. This financial protection can take several forms, the most common of which are overcollateralization, first loss protection (or subordination) and excess spread. In the case of overcollateralization (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations guaranteed by the Company), the structure allows defaults of the securitized assets before a default is experienced on the structured finance obligation guaranteed by the Company. In the case of first loss, the financial guaranty insurance policy only covers a senior layer of losses experienced by multiple obligations issued by special purpose entities, including VIEs. The first loss exposure with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the financial assets contributed to special purpose entities, including VIEs, generate cash flows that are in excess of the interest payments on the debt issued by the special purpose entity. Such excess spread is typically distributed through the transaction’s cash flow waterfall and may be used to create additional credit enhancement, applied to redeem debt issued by the special purpose entities, including VIEs (thereby, creating additional overcollateralization), or distributed to equity or other investors in the transaction.

AGC is not primarily liable for the debt obligations issued by the VIEs they insure and would only be required to make payments on these debt obligations in the event that the issuer of such debt obligations defaults on any principal or interest due. AGC’s creditors do not have any rights with regard to the collateral supporting the debt issued by the FG VIEs. Proceeds from sales, maturities, prepayments and interest from such underlying collateral may only be used to pay Debt Service on VIE liabilities. Net fair value gains and losses on FG VIEs are expected to reverse to zero at maturity of the VIE debt, except for net premiums received and receivable, and net claims paid and expected to be paid by AGC under the financial guaranty insurance contract. The Company’s estimate of expected loss to be paid for FG VIEs is included in Note 5, Expected Loss to be Paid.

As part of the terms of its financial guaranty contracts, the Company obtains certain protective rights with respect to the VIE that are triggered by the occurrence of certain events, such as failure to be in compliance with a covenant due to poor deal performance or a deterioration in a servicer or collateral manager's financial condition. At deal inception, the Company typically is not deemed to control a VIE; however, once a trigger event occurs, the Company's control of the VIE typically increases. The Company continuously evaluates its power to direct the activities that most significantly impact the economic performance of VIEs that have debt obligations insured by the Company and, accordingly, where the Company is obligated to absorb VIE losses or receive benefits that could potentially be significant to the VIE. The Company obtains protective rights under its insurance contracts that give the Company additional controls over a VIE if there is either deterioration of deal performance or in the financial health of the deal servicer. The Company is deemed to be the control party under GAAP, typically when its protective rights give it the power to both terminate and replace the deal servicer, which are characteristics specific to the Company's financial guaranty contracts. If the Company's protective rights that could make it the control party have not been triggered, then it does not consolidate the VIE. As of September 30, 2013, the Company had issued financial guaranty contracts for approximately 600 VIEs that it did not consolidate.

Consolidated FG VIEs

Number of FG VIE's Consolidated

	As of September 30, 2013	As of December 31, 2012
Beginning of the period	8	7
Consolidated(1)	—	1
End of the period	8	8
____________________

(1)	Net loss on consolidation was $1 million in 2012 and was recorded in “fair value gains (losses) on FG VIEs” in the consolidated statement of operations.

The total unpaid principal balance for the FG VIEs’ assets that were over 90 days or more past due was approximately $217 million at September 30, 2013. The aggregate unpaid principal of the FG VIEs’ assets was approximately $490 million greater than the aggregate fair value at September 30, 2013, excluding the effect of R&W settlements. The change in the instrument-specific credit risk of the FG VIEs’ assets for Third Quarter 2013 and Nine Months 2013 were gains of $7 million and $53 million, respectively. The change in the instrument-specific credit risk of the FG VIEs’ assets for Third Quarter 2012 and Nine Months 2012 were gains of $4 million and $70 million, respectively.

The aggregate unpaid principal balance was approximately $430 million greater than the aggregate fair value of the FG VIEs’ liabilities as of September 30, 2013.

The table below shows the carrying value of the consolidated FG VIEs’ assets and liabilities in the consolidated financial statements, segregated by the types of assets that collateralize their respective debt obligations.

Consolidated FG VIEs
By Type of Collateral

	As of September 30, 2013			As of December 31, 2012
	Number of FG VIEs	Assets	Liabilities	Number of FG VIEs	Assets	Liabilities
	(dollars in millions)
With recourse:
First lien	2	$52	$61	2	$54	$57
Second lien	5	67	100	5	79	116
Other	1	358	358	1	311	311
Total with recourse	8	477	519	8	444	484
Without recourse	—	385	385	—	374	374
Total	8	$862	$904	8	$818	$858

Unpaid Principal for FG VIEs’ Liabilities
with Recourse

	As of September 30, 2013	As of December 31, 2012
	(in millions)
Unpaid principal for FG VIEs’ liabilities with recourse (1)	$691	$721
____________________

(1)	FG VIE liabilities with recourse will mature in 2027, 2033, 2037 and 2038 for the amounts of $27 million, $9 million, $615 million, and $40 million, respectively.

The consolidation of FG VIEs has a significant effect on net income and shareholder’s equity due to (1) changes in fair value gains (losses) on FG VIE assets and liabilities, (2) the elimination of premiums and losses related to the AGC FG VIE liabilities with recourse and (3) the elimination of investment balances related to the Company’s purchase of AGC insured FG VIE debt. Upon consolidation of a FG VIE, the related insurance and, if applicable, the related investment balances, are considered intercompany transactions and therefore eliminated. Such eliminations are included in the table below to present the full effect of consolidating FG VIEs.

Effect of Consolidating FG VIEs on Net Income
and Shareholder’s Equity

	Third Quarter		Nine Months
	2013	2012	2013	2012
	(in millions)
Net earned premiums	$(1)	$(1)	$(1)	$(2)
Net investment income	0	0	(1)	(1)
Net realized investment gains (losses)	—	—	0	—
Fair value gains (losses) on FG VIEs	4	0	(6)	96
Loss and LAE	3	(1)	3	(2)
Total pretax effect on net income	6	(2)	(5)	91
Less: tax provision (benefit)	2	0	(2)	32
Total effect on net income (loss)	$4	$(2)	$(3)	$59

	As of September 30, 2013	As of December 31, 2012
	(in millions)
Total (decrease) increase on shareholder’s equity	$(30)	$(26)

Fair value gains (losses) on FG VIEs represent the net change in fair value on the consolidated FG VIEs’ assets and liabilities. For Third Quarter 2013, the Company recorded a pre-tax fair value loss on FG VIEs of $4 million. The gain was primarily driven by price depreciation on the Company’s FG VIE liabilities. During the quarter, market participants gave less value to the guarantee provided by monoline insurers as a result of exposure to specific countries. A loss of $6 million was recorded for Nine Months 2013, which was primarily a result of realized losses on first and second lien transactions during the period.

During Third Quarter 2012, the Company recorded an immaterial pre-tax net fair value gain on consolidated FG VIEs. This small movement is primarily a result of general price appreciation on both the Company's wrapped FG liabilities and FG VIE assets during the period. The primary driver of the $96 million pre-tax fair value gain of consolidated FG VIEs during Nine Months 2012 was a result of a $104 million R&W settlement with Deutsche Bank during Second Quarter 2012. The Nine Months 2012 amount was partially offset by a loss in the first quarter 2012, which mainly resulted from price appreciation on wrapped FG VIE liabilities, as market participants gave more value to the guarantees provided by monoline insurers.

Non-Consolidated VIEs

To date, the Company’s analyses have indicated that it does not have a controlling financial interest in any other VIEs and, as a result, they are not consolidated in the consolidated financial statements. The Company’s exposure provided through its financial guaranties with respect to debt obligations of special purpose entities is included within net par outstanding in Note 3, Outstanding Exposure.

10.	Investments and Cash

Investment Portfolio

Net investment income is a function of the yield that the Company earns on invested assets and the size of the portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the invested assets. Income earned on the general investment portfolio excluding loss mitigation bonds declined due to lower reinvestment rates and lower invested asset balance due to capitalization of MAC Holdings and cessions to MAC. Accrued investment income on fixed maturity securities and short-term investments was $22 million and $30 million as of September 30, 2013 and December 31, 2012, respectively.

Net Investment Income

	Third Quarter		Nine Months
	2013	2012	2013	2012
	(in millions)
Income from fixed maturity securities in general investment portfolio	$17	$29	$58	$76
Income from fixed maturity securities purchased or obtained for loss mitigation purposes	3	(3)	8	—
Income from short-term investments	0	0	0	0
Gross investment income	20	26	66	76
Investment expenses	(1)	(1)	(2)	(2)
Net investment income	$19	$25	$64	$74

Net Realized Investment Gains (Losses)

	Third Quarter		Nine Months
	2013	2012	2013	2012
	(in millions)
Gross realized gains on investment portfolio	$41	$0	$69	$3
Gross realized losses on investment portfolio	0	0	(1)	0
Other-than-temporary impairment ("OTTI")	(2)	(3)	(5)	(7)
Net realized investment gains (losses)	$39	$(3)	$63	$(4)

The following table presents the roll-forward of the credit losses of fixed maturity securities for which the Company has recognized OTTI and where the portion of the fair value adjustment related to other factors was recognized in other comprehensive income ("OCI").

Roll Forward of Credit Losses in the Investment Portfolio

	Third Quarter		Nine Months
	2013	2012	2013	2012
	(in millions)
Balance, beginning of period	$18	$7	$15	$4
Additions for credit losses on securities for which an OTTI was not previously recognized	0	0	0	6
Additions for credit losses on securities for which an OTTI was previously recognized	1	3	4	0
Balance, end of period	$19	$10	$19	$10

Fixed Maturity Securities and Short Term Investments
by Security Type
As of September 30, 2013

Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI(2) Gain (Loss) on Securities with OTTI	Weighted Average Credit Quality(3)
	(dollars in millions)
Fixed maturity securities:
U.S. government and agencies	22%	$452	$14	$(3)	$463	$—	AA+
Obligations of state and political subdivisions	58	1,213	35	(16)	1,232	1	AA-
Corporate securities	3	56	3	0	59	—	AA-
Mortgage-backed securities(4):
RMBS	4	82	5	(20)	67	(17)	BIG
CMBS	1	21	1	—	22	—	AAA
Asset-backed securities	5	112	4	(3)	113	2	BIG
Foreign government securities	4	106	6	0	112	—	AA+
Total fixed maturity securities	97	2,042	68	(42)	2,068	(14)	AA-
Short-term investments	3	53	0	0	53	—	AAA
Total investment portfolio	100%	$2,095	$68	$(42)	$2,121	$(14)	AA-

Fixed Maturity Securities and Short Term Investments
by Security Type
As of December 31, 2012

Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Gain (Loss) on Securities with OTTI	Weighted Average Credit Quality(3)
	(dollars in millions)
Fixed maturity securities:
U.S. government and agencies	15%	$404	$22	$0	$426	$—	AA+
Obligations of state and political subdivisions	64	1,713	158	(11)	1,860	2	AA
Corporate securities	5	123	13	0	136	—	A+
Mortgage-backed securities(4):
RMBS	4	118	6	(23)	101	(21)	A-
CMBS	3	74	8	0	82	—	AAA
Asset-backed securities	1	28	1	(3)	26	1	BIG
Foreign government securities	3	83	9	0	92	—	AAA
Total fixed maturity securities	95	2,543	217	(37)	2,723	(18)	AA
Short-term investments	5	130	0	0	130	—	AAA
Total investment portfolio	100%	$2,673	$217	$(37)	$2,853	$(18)	AA
___________________

(1)	Based on amortized cost.

(2)	Accumulated OCI ("AOCI"). See also Note 17, Other Comprehensive Income.

(3)
Ratings in the tables above represent the lower of the Moody’s and S&P classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company’s portfolio consists primarily of high-quality, liquid instruments.

(4)	Government-agency obligations were approximately 25% of mortgage backed securities as of September 30, 2013 and 41% as of December 31, 2012 based on fair value.

The Company’s investment portfolio in tax-exempt and taxable municipal securities includes issuances by a wide number of municipal authorities across the U.S. and its territories. Securities rated lower than A-/A3 by S&P or Moody’s are not eligible to be purchased for the Company’s portfolio unless acquired for loss mitigation or risk management strategies.

The Company’s investment portfolio is substantially managed by four outside managers. As municipal investments are a material portion of the Company’s overall investment portfolio, the Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector. Each of the portfolio managers perform independent analysis on every municipal security they purchase for the Company’s portfolio. The Company meets with each of its portfolio managers quarterly and reviews all investments with a change in credit rating as well as any investments on the manager’s watch list of securities with the potential for downgrade.

The following tables summarize, for all securities in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Fixed Maturity Securities
Gross Unrealized Loss by Length of Time
As of September 30, 2013

	Less than 12 months		12 months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(dollars in millions)
U.S. government and agencies	$149	$(3)	$—	$—	$149	$(3)
Obligations of state and political subdivisions	265	(16)	—	—	265	(16)
Corporate securities	12	0	—	—	12	0
Mortgage-backed securities:
RMBS	29	(1)	14	(19)	43	(20)
CMBS	—	—	—	—	—	—
Asset-backed securities	37	(1)	10	(2)	47	(3)
Foreign government securities	39	0	—	—	39	0
Total	$531	$(21)	$24	$(21)	$555	$(42)
Number of securities		110		3		113
Number of securities with OTTI		6		1		7

Fixed Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2012

	Less than 12 months		12 months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(dollars in millions)
U.S. government and agencies	$1	$0	$—	$—	$1	$0
Obligations of state and political subdivisions	29	(11)	—	—	29	(11)
Corporate securities	2	0	—	—	2	0
Mortgage-backed securities:
RMBS	3	(1)	12	(22)	15	(23)
CMBS	1	0	—	—	1	0
Asset-backed securities	—	—	9	(3)	9	(3)
Foreign government securities	2	0	—	—	2	0
Total	$38	$(12)	$21	$(25)	$59	$(37)
Number of securities		13		3		16
Number of securities with OTTI		—		2		2

Of the securities in an unrealized loss position for 12 months or more as of September 30, 2013, two securities had unrealized losses greater than 10% of book value. The total unrealized loss for these securities as of September 30, 2013 was $20 million. The Company has determined that the unrealized losses recorded as of September 30, 2013 are yield related and not the result of OTTI.

The amortized cost and estimated fair value of available-for-sale fixed maturity securities by contractual maturity as of September 30, 2013 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed-Maturity Securities
by Contractual Maturity
As of September 30, 2013

	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$161	$163
Due after one year through five years	418	430
Due after five years through 10 years	335	351
Due after 10 years	1,025	1,035
Mortgage-backed securities:
RMBS	82	67
CMBS	21	22
Total	$2,042	$2,068

To fulfill state licensing requirements the Company has placed on deposit eligible securities of $8 million as of September 30, 2013 and December 31, 2012. To provide collateral for a letter of credit, the Company holds a fixed maturity investment in a segregated account equal to 120% of the letter of credit, which amounted to $3.5 million as of September 30, 2013 and December 31, 2012.

Under certain derivative contracts, AGC is required to post eligible securities as collateral. The need to post collateral under these transactions is generally based on fair value assessments in excess of contractual thresholds. The fair value of AGC’s pledged securities totaled $681 million and $659 million as of September 30, 2013 and December 31, 2012, respectively. See Note 8, Financial Guaranty Contracts Accounted for as Credit Derivatives, for the effect of the downgrade on collateral posted.

No material investments of the Company were non-income producing for Nine Months 2013 and 2012, respectively.

Loss Mitigation Assets

One of the Company's strategies for mitigating losses has been to purchase insured securities that have expected losses at discounted prices. In addition, the Company may also obtain the obligations referenced in CDS transactions that have triggered the insured's obligation to put these bonds to AGC, or assets may be obtained as part of a negotiated agreement.

Loss Mitigation Assets
Carrying Value

	As of September 30, 2013	As of December 31, 2012
	(in millions)
Fixed maturity securities:
Obligations of state and political subdivisions	$30	$23
RMBS	51	34
Asset-backed securities	112	26
Other invested assets	21	41
Total	$214	$124

11.     Investment in MAC Holdings

On July 16, 2013, subsidiaries of Assured Guaranty Ltd. completed a series of transactions that increased the capitalization of its subsidiary, MAC, to $800 million on a statutory basis. The Company does not currently anticipate MAC distributing dividends.

AGM and its subsidiaries Assured Guaranty Municipal Insurance Company ("AGMIC") and Assured Guaranty (Bermuda) Ltd. ("AGBM") terminated the reinsurance pooling agreement pursuant to which AGMIC and AGBM had assumed a quota share percentage of the financial guaranty insurance policies issued by AGM, and AGM reassumed such ceded business. Subsequently, AGMIC was merged into AGM, with AGM as the surviving company.

AGBM, which had made a loan of $82.5 million to Assured Guaranty US Holdings Inc. ("AGUS"), an indirect parent holding company of AGM, received all of the outstanding shares of MAC held by AGUS and cash, in full satisfaction of the principal of and interest on such loan. After AGBM distributed substantially all of its assets, including the MAC shares, to AGM as a dividend, AGM sold AGBM to its affiliate AG Re. Subsequently, AGBM and AG Re merged, with AG Re as the surviving company. The sale of AGBM to, and subsequent merger with, AG Re were each effective as of July 17, 2013.

A new company, MAC Holdings, was formed to own 100% of the outstanding stock of MAC. AGM and AGC subscribed for approximately 61% and 39% of the outstanding MAC Holdings common stock, respectively, for which AGM paid $425 million and AGC paid $275 million, as consideration. The consideration consisted of all of MAC's outstanding common stock (in the case of AGM), cash and marketable securities.

MAC Holdings then contributed cash and marketable securities having a fair market value sufficient to increase MAC's policyholders' surplus to approximately $400 million, and purchased a surplus note issued by MAC in the principal amount of $300 million. In addition, AGM purchased a surplus note issued by MAC in the principal amount of $100 million.

Following the increase in MAC's capitalization, AGM ceded par exposure of approximately $87 billion and unearned premiums of approximately $468 million to MAC, and AGC ceded par exposure of approximately $24 billion and unearned premiums of approximately $249 million to MAC.

In addition, on July 15, 2013, AGC was notified that the Maryland Insurance Administration ("MIA") did not object to AGC reassuming contingency reserves that it had ceded to AG Re and electing to cease ceding future contingency reserves to AG Re under the following circumstances:

•
AGC may reassume 33% of a contingency reserve base of approximately $267 million (the “MD Contingency Reserve Base”) in 2013, after July 16, 2013, the date on which the transactions for the capitalization of MAC were completed (the "Closing Date").

•
AGC may reassume 50% of the MD Contingency Reserve Base in 2014, no earlier than the one year anniversary of the Closing Date, with the prior approval of the MIA and the New York State Department of Financial Services ("NYSDFS").

•	AGC may reassume the remaining 17% of the MD Contingency Reserve Base in 2015, no earlier than the two year anniversary of the Closing Date, with the prior approval of the MIA and the NYSDFS.

The reassumption of the contingency reserves by AGC has the effect of increasing contingency reserves by the amount reassumed and decreasing their policyholders' surpluses by the same amount; there would be no impact on the statutory or rating agency capital of AGC. The reassumption of contingency reserves by AGC permits the release of amounts from the AG Re trust accounts securing AG Re's reinsurance of AGC. In Third Quarter 2013, AGC reassumed 33% of its contingency reserve base as discussed above.

Accounting Policy

The Company accounts for its investment in MAC Holdings using the equity method. When the Company does not have a controlling financial interest in an entity but can exert significant influence over the entity’s operating and financial policies, the investment is accounted for under the equity method of accounting under U.S. GAAP. Significant influence generally exists when the firm owns 20% to 50% of the entity’s common stock or in-substance common stock.

Summarized Financial Information of MAC Holdings

The following table presents a summarized financial information for MAC Holdings as of September 30, 2013:

Summarized Financial Information of MAC Holdings

As of and for the Three Months Ended September 30, 2013
(in millions)
Total assets	$1,546
Total liabilities	833
Net income	24

12.	Insurance Company Regulatory Requirements

Dividend Restrictions and Capital Requirements

AGC is a Maryland domiciled insurance company. Under Maryland's insurance law, AGC may, with prior notice to the Maryland Insurance Commissioner, pay an ordinary dividend that, together with all dividends paid in the prior 12 months, does not exceed 10% of its policyholders' surplus (as of the prior December 31) or 100% of its adjusted net investment income during that period. As of September 30, 2013, approximately $49 million was available for distribution of dividends, after giving effect to dividends paid in the prior 12 months of approximately $42 million.

Dividends Paid

	Third Quarter		Nine Months
	2013	2012	2013	2012
	(in millions)
Dividends paid by AGC to Assured Guaranty US Holdings Inc.	$25	$—	$42	$55

13.	Income Taxes

Provision for Income Taxes

AGC and AGUK are subject to U.S. and United Kingdom income tax, respectively. AGC and AGUK are subject to income taxes imposed by U.S. and United Kingdom authorities at marginal corporate income tax rates of 35% and 23.25%, respectively, and file applicable tax returns. For periods subsequent to April 1, 2013, the U.K. corporation tax rate has been reduced to 23%, for the period April 1, 2012 to April 1, 2013 the U.K. corporation tax rate was 24% resulting in a blended tax rate of 23.25% in 2013 and prior to April 1, 2012, the U.K. corporation rate was 26% resulting in a blended tax rate of 24.5% in 2012. The Company's overall corporate effective tax rate fluctuates based on the distribution of income across jurisdictions.

The Company's provision for income taxes for interim financial periods is not based on an estimated annual effective rate due to the variability in fair value of its credit derivatives, which prevents the Company from projecting a reliable estimated annual effective tax rate and pretax income for the full year 2013. A discrete calculation of the provision is calculated for each interim period.

A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below.

Effective Tax Rate Reconciliation

	Third Quarter		Nine Months
	2013	2012	2013	2012
	(in millions)
Expected tax provision (benefit) at statutory rates in taxable jurisdictions	$100	$(26)	$(14)	$(104)
Tax-exempt interest	(3)	(5)	(12)	(15)
Change in liability for uncertain tax positions	4	1	(3)	2
Other	(3)	—	(3)	1
Total provision (benefit) for income taxes	$98	$(30)	$(32)	$(116)
Effective tax rate	34.1%	40.9%	86.7%	39.2%

The expected tax provision at statutory rates in taxable jurisdictions is calculated as the sum of pretax income in each jurisdiction multiplied by the statutory tax rate of the jurisdiction by which it will be taxed. Pretax income of the Company’s subsidiaries which are not U.S. domiciled but are subject to U.S. tax by election or as controlled foreign corporations are included at the U.S. statutory tax rate.

Valuation Allowance

The Company came to the conclusion that it is more likely than not that its net deferred tax asset will be fully realized after weighing all positive and negative evidence available as required under GAAP. The positive evidence that was considered included the cumulative operating income that AGUS together with its U.S. subsidiaries has earned over the last three years and the significant unearned premium income to be included in taxable income. The positive evidence outweighs any negative evidence that exists. As such, the Company believes that no valuation allowance is necessary in connection with this deferred tax asset. The Company will continue to analyze the need for a valuation allowance on a quarterly basis.

Uncertain Tax Positions

The following table provides a reconciliation of the beginning and ending balances of the total liability for unrecognized tax benefits. The balance of unrecognized tax benefits has been reduced due to the closing of an Internal Revenue Service ("IRS") audit.

	Unrecognized Tax Benefits Rollforward
	Nine Months 2013	Year Ended 2012
	(in millions)
Balance at the beginning of the period	$17	$15
Decrease due to closing of IRS audit	(9)	—
Increase in unrecognized tax benefits as a result of position taken during the current period	6	2
Balance, end of period	14	$17

The Company's policy is to recognize interest and penalties related to uncertain tax positions in income tax expense. As of September 30, 2013, the Company has accrued $1 million of interest.

In the consolidated balance sheet as of December 31, 2012, current income tax payable of $36 million was reclassified to other liabilities to conform to the current year's presentation.

14.	Reinsurance and Other Monoline Exposures

AGC assumes exposure on insured obligations (“Assumed Business”) and cedes portions of its exposure on obligations it has insured (“Ceded Business”) in exchange for premiums, net of ceding commissions. AGC has historically entered into ceded reinsurance contracts in order to obtain greater business diversification and reduce the net potential loss from large risks.

Assumed and Ceded Business

The Company is party to reinsurance agreements as a reinsurer to other monoline financial guaranty companies. Under these relationships, the Company assumes a portion of the ceding company’s insured risk in exchange for a premium. The Company may be exposed to risk in this portfolio in that the Company may be required to pay losses without a corresponding premium in circumstances where the ceding company is experiencing financial distress and is unable to pay premiums. The Company’s facultative and treaty agreements are generally subject to termination at the option of the ceding company:

•	if the Company fails to meet certain financial and regulatory criteria and to maintain a specified minimum financial strength rating, or

•	upon certain changes of control of the Company.

Upon termination under these conditions, the Company may be required (under some of its reinsurance agreements) to return to the ceding company unearned premiums (net of ceding commissions) and loss reserves calculated on a statutory basis of accounting, attributable to reinsurance ceded pursuant to such agreements after which the Company would be released from liability with respect to the Assumed Business.

Upon the occurrence of the conditions set forth in the first bullet above, whether or not an agreement is terminated, the Company may be required to obtain a letter of credit or alternative form of security to collateralize its obligation to perform under such agreement or it may be obligated to increase the level of ceding commission paid.

With respect to a significant portion of the Company’s in-force financial guaranty Assumed Business, based on AGC's current ratings and subject to the terms of each reinsurance agreement, the ceding company may have the right to recapture Assumed Business ceded to AGC and in most cases, assets representing the statutory unearned premium (net of ceding commissions) and loss reserves (if any), plus in certain cases an additional ceding commission, associated with that business.

The Company has Ceded Business to affiliated and non-affiliated companies to limit its exposure to risk. Under these relationships, the Company cedes a portion of its insured risk in exchange for a premium paid to the reinsurer. The Company remains primarily liable for all risks it directly underwrites and is required to pay all gross claims. It then seeks reimbursement from the reinsurer for its proportionate share of claims. The Company may be exposed to risk for this exposure if it were required to pay the gross claims and not be able to collect ceded claims from an assuming company experiencing financial distress. A number of the financial guaranty insurers to which the Company has ceded par have experienced financial distress and been downgraded by the rating agencies as a result. In addition, state insurance regulators have intervened with respect to some of these insurers. The Company’s ceded contracts generally allow the Company to recapture Ceded Business after certain triggering events, such as reinsurer downgrades.

The following table presents the components of premiums and losses reported in the consolidated statement of operations and the contribution of the Company's Assumed and Ceded Businesses.

Effect of Reinsurance on Statement of Operations

	Third Quarter		Nine Months
	2013	2012	2013	2012
	(in millions)
Premiums Written:
Direct (1)	$1	$(3)	$(15)	$6
Assumed	(1)	—	10	25
Ceded (2)	(248)	1	(246)	(15)
Net	$(248)	$(2)	$(251)	$16
Premiums Earned:
Direct	$26	$25	$95	$79
Assumed	4	7	11	20
Ceded	(17)	(10)	(49)	(30)
Net	$13	$22	$57	$69
Loss and LAE:
Direct	$(20)	$31	$(58)	$57
Assumed	(2)	6	(21)	15
Ceded	7	(7)	28	(27)
Net	$(15)	$30	$(51)	$45
____________________

(1)	Negative direct premiums written were due to changes in expected Debt Service schedules.

(2)	See Note 11, Investment in MAC Holdings. Positive ceded premiums written in Third Quarter 2012 were due to changes in expected Debt Service schedules.

Reinsurer Exposure

In addition to assumed and ceded reinsurance arrangements, the Company may also have exposure to some financial guaranty reinsurers (i.e., monolines) in other areas. Second-to-pay insured par outstanding represents transactions the Company has insured that were previously insured by other monolines. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary insurer. Another area of exposure is in the investment portfolio where the Company holds fixed maturity securities that are wrapped by monolines and whose value may decline based on the rating of the monoline. At September 30, 2013, based on fair value, the Company had $86 million of fixed maturity securities in its investment portfolio wrapped by Ambac Assurance Corporation (“Ambac”), $47 million by National Public Finance Guarantee Corporation, $61 million by AGM.

Exposure by Reinsurer

	Ratings as of December 16, 2013		Par Outstanding as of September 30, 2013
Reinsurer	Moody’s Reinsurer Rating	S&P Reinsurer Rating	Ceded Par Outstanding(1)	Second-to-Pay Insured Par Outstanding	Assumed Par Outstanding
	(dollars in millions)
Affiliated Companies	(2)	(2)	$56,959	$309	$—
Non-Affiliated Companies:
American Overseas Reinsurance Company Limited (f/k/a Ram Re)	WR(3)	WR	1,793	—	—
Radian Asset Assurance Inc.	Ba1	B+	100	—	1,194
Ambac	WR	WR	85	1,579	986
ACA Financial Guaranty Corp.	NR	WR	9	0	10
MBIA Inc.	(4)	(4)	—	1,303	3,406
CIFG Assurance North America Inc. ("CIFG")	WR	WR	—	101	5,066
Financial Guaranty Insurance Co.	WR	WR	—	738	329
Syncora Guarantee Inc.	WR	WR	—	619	—
Other	Various	Various	78	914	15
Non-Affiliated Companies			2,065	5,254	11,006
Total			$59,024	$5,563	$11,006
 ____________________

(1)	Includes $8,882 million in ceded par outstanding related to insured credit derivatives.

(2)
The affiliates of AGC are Assured Guaranty Re Ltd. and its subsidiaries (“AG Re”) rated Baa1 by Moody’s and AA- by S&P, AGM and its subsidiaries rated A2 by Moody’s and AA- by S&P. In addition, MAC is rated AA+ (stable outlook) from Kroll Bond Rating Agency and of AA- (stable outlook) from S&P. Ceded par outstanding includes $23,964 million ceded by AGC to MAC.

(3)	Represents “Withdrawn Rating.”

(4)	MBIA Inc. includes various subsidiaries which are rated A and B by S&P and Baa1, B1 and B3 by Moody’s.

Amounts Due (To) From Reinsurers
As of September 30, 2013

	Assumed Premium, net of Commissions	Ceded Premium, net of Commissions	Assumed Expected Loss and LAE	Ceded Expected Loss and LAE
	(in millions)
Affiliated Companies	$—	$(76)	$—	$133
American Overseas Reinsurance Company Ltd. (f/k/a Ram Re)	—	(1)	—	3
Ambac	3	—	(7)	—
MBIA Inc.	7	—	(10)	—
Financial Guaranty Insurance Co.	—	—	(22)	—
Syncora Guarantee Inc.	—	—	22	—
Other	—	(2)	—	—
Total	$10	$(79)	$(17)	$136

15.	Commitments and Contingencies

Legal Proceedings

Litigation

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but if the matter is material, it is disclosed, including matters discussed below. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly, and annual basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

In addition, in the ordinary course of its business, AGC and AGUK assert claims in legal proceedings against third parties to recover losses paid in prior periods. For example, as described in Note 5, Expected Loss to be Paid, "Recovery Litigation", AGC has filed complaints against certain sponsors and underwriters of RMBS securities that AGC had insured, alleging, among other claims, that such persons had breached R&W in the transaction documents and failed to cure or repurchase defective loans. The amounts, if any, the Company will recover in proceedings to recover losses are uncertain, and recoveries, or failure to obtain recoveries, in any one or more of these proceedings during any quarter or year could be material to the Company’s results of operations in that particular quarter or year.

Proceedings Relating to the Company’s Financial Guaranty Business

The Company receives subpoenas duces tecum and interrogatories from regulators from time to time.

Beginning in July 2008, AGC's affiliate AGM and various other financial guarantors were named in complaints filed in the Superior Court for the State of California, City and County of San Francisco by a number of plaintiffs. Subsequently, plaintiffs' counsel filed amended complaints against AGM and AGC and added additional plaintiffs. These complaints alleged that the financial guaranty insurer defendants (i) participated in a conspiracy in violation of California's antitrust laws to maintain a dual credit rating scale that misstated the credit default risk of municipal bond issuers and created market demand for municipal bond insurance, (ii) participated in risky financial transactions in other lines of business that damaged each insurer's financial condition (thereby undermining the value of each of their guaranties), and (iii) failed to adequately disclose the impact of those transactions on their financial condition. In addition to their antitrust claims, various plaintiffs asserted claims for breach of the covenant of good faith and fair dealing, fraud, unjust enrichment, negligence, and negligent misrepresentation. At hearings held in July and October 2011 relating to AGM, AGC and the other defendants' demurrer, the court overruled the demurrer on the following claims: breach of contract, violation of California's antitrust statute and of its unfair business practices law, and fraud. The remaining claims were dismissed. On December 2, 2011, AGM, AGC and the other bond insurer defendants filed an anti-SLAPP ("Strategic Lawsuit Against Public Participation") motion to strike the complaints under California's Code of Civil Procedure. On July 9, 2013, the court entered its order denying in part and granting in part the bond insurers' motion to strike. As a result of the order, the causes of action that remain against AGC are: claims of breach of contract and fraud, brought by the City of Stockton, relating to the failure to disclose the impact of risky financial transactions on its financial condition; and a claim of breach of the unfair business practices law brought by The Jewish Community Center of San Francisco. The complaints generally seek unspecified monetary damages, interest, attorneys' fees, costs and other expenses. The Company cannot reasonably estimate the possible loss or range of loss, if any, that may arise from these lawsuits.

On April 8, 2011, AGC and its affiliate AG Re filed a Petition to Compel Arbitration with the Supreme Court of the State of New York, requesting an order compelling Ambac to arbitrate Ambac’s disputes with AGC and AG Re concerning their obligations under reinsurance agreements with Ambac. In March 2010, Ambac placed a number of insurance policies that it had issued, including policies reinsured by AGC and AG Re pursuant to the reinsurance agreements, into a segregated account. The Wisconsin state court has approved a rehabilitation plan whereby permitted claims under the policies in the segregated account will be paid 25% in cash and 75% in surplus notes issued by the segregated account. Ambac has advised AGC and AG Re that it has and intends to continue to enter into commutation agreements with holders of policies issued by Ambac, and reinsured by

AGC and AG Re, pursuant to which Ambac will pay a combination of cash and surplus notes to the policyholder. AG Re and AGC have informed Ambac that they believe their only current payment obligation with respect to the commutations arises from the cash payment, and that there is no obligation to pay any amounts in respect of the surplus notes until payments of principal or interest are made on such notes. Ambac has disputed this position on one commutation and may take a similar position on subsequent commutations. On April 15, 2011, attorneys for the Wisconsin Insurance Commissioner, as Rehabilitator of Ambac’s segregated account, and for Ambac filed a motion with Lafayette County,Wisconsin, Circuit Court Judge William Johnston, asking him to find AGC and AG Re to be in violation of an injunction protecting the interests of the segregated account by their seeking to compel arbitration on this matter and failing to pay in full all amounts with respect to Ambac’s payments in the form of surplus notes. On June 14, 2011, Judge Johnston issued an order granting the Rehabilitator’s and Ambac’s motion to enforce the injunction against AGC and AG Re and the parties filed a stipulation dismissing the Petition to Compel Arbitration without prejudice. AGC and AG Re appealed the Circuit Court order to the Wisconsin Court of Appeals, which affirmed the Circuit Court's ruling on October 24, 2013. As a result of the ruling by the Court of Appeals, AG Re and AGC will not recover approximately $200,000 it had paid to Ambac in respect of the surplus notes.

On November 28, 2011, Lehman Brothers International (Europe) (in administration) (“LBIE”) sued AGFP, an affiliate of AGC which in the past had provided credit protection to counterparties under credit default swaps. AGC acts as the credit support provider of AGFP under these credit default swaps. LBIE’s complaint, which was filed in the Supreme Court of the State of New York, alleged that AGFP improperly terminated nine credit derivative transactions between LBIE and AGFP and improperly calculated the termination payment in connection with the termination of 28 other credit derivative transactions between LBIE and AGFP. With respect to the 28 credit derivative transactions, AGFP calculated that LBIE owes AGFP approximately $25 million, whereas LBIE asserted in the complaint that AGFP owes LBIE a termination payment of approximately $1.4 billion. LBIE is seeking unspecified damages. On February 3, 2012, AGFP filed a motion to dismiss certain of the counts in the complaint, and on March 15, 2013, the court granted AGFP's motion to dismiss the count relating to improper termination of the nine credit derivative transactions and denied AGFP's motion to dismiss the count relating to the remaining transactions. The decision is subject to appeal. The Company cannot reasonably estimate the possible loss, if any, that may arise from this lawsuit.

16.	Note Payable to Affiliate and Credit Facilities

Note Payable to Affiliate

On December 18, 2009, AGC issued a surplus note with a principal amount of $300 million to AGM. This Note Payable to Affiliate carries a simple interest rate of 5.0% per annum and matures on December 31, 2029. Principal is payable at the option of AGC prior to the final maturity of the note in 2029 and interest is payable on the note annually in arrears as of December 31st of each year, commencing December 31, 2010. Payments of principal and interest are subject to AGC having policyholders’ surplus in excess of statutory minimum requirements after such payment and to prior written approval by the MIA.

Letters of Credit

AGC entered into a letter of credit agreement in December 2011 with Bank of New York Mellon totaling approximately $2.9 million in connection with a 2008 lease for office space, which space was subsequently sublet. As of September 30, 2013, $2.9 million was outstanding under this letter of credit. This letter of credit expired in November 2013.

Committed Capital Securities

On April 8, 2005, AGC entered into separate agreements (the “Put Agreements”) with four custodial trusts (each, a “Custodial Trust”) pursuant to which AGC may, at its option, cause each of the Custodial Trusts to purchase up to $50 million of perpetual preferred stock of AGC (the “AGC Preferred Stock”). The custodial trusts were created as a vehicles for providing capital support to AGC by allowing AGC to obtain immediate access to new capital at its sole discretion at any time through the exercise of the put option. If the put options were exercised, AGC would receive $200 million in return for the issuance of its own perpetual preferred stock, the proceeds of which may be used for any purpose, including the payment of claims. The put options have not been exercised through the date of this filing. Initially, all of AGC CCS were issued to a special purpose pass-through trust (the “Pass-Through Trust”). The Pass-Through Trust was dissolved in April 2008 and the AGC CCS were distributed to the holders of the Pass-Through Trust’s securities. Neither the Pass-Through Trust nor the custodial trusts are consolidated in the Company’s financial statements.

Income distributions on the Pass-Through Trust securities and AGC CCS were equal to an annualized rate of one-month LIBOR plus 110 basis points for all periods ending on or prior to April 8, 2008. Following dissolution of the Pass-

Through Trust, distributions on the AGC CCS Securities are determined pursuant to an auction process. On April 7, 2008 this auction process failed, thereby increasing the annualized rate on the AGC CCS to one-month LIBOR plus 250 basis points. Distributions on the AGC preferred stock will be determined pursuant to the same process.

17.	Other Comprehensive Income

The following tables present the changes in the balances of each component of accumulated other comprehensive income and the effect of significant reclassifications out of AOCI on the respective line items in net income.

Changes in Accumulated Other Comprehensive Income by Component
Third Quarter 2013

	Net Unrealized Gains (Losses) on Investments with no OTTI	Net Unrealized Gains (Losses) on Investments with OTTI	Cumulative Translation Adjustment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, June 30, 2013	$54	$(9)	$(11)	$34
Other comprehensive income before reclassifications	(3)	(1)	6	2
Amounts reclassified from AOCI to:
Other net realized investment gains (losses)	(41)	2	—	(39)
Tax (provision) benefit	14	(1)	—	13
Total amounts reclassified from AOCI, net of tax	(27)	1	—	(26)
Net current period other comprehensive income (loss)	(30)	0	6	(24)
Balance, September 30, 2013	$24	$(9)	$(5)	$10

Changes in Accumulated Other Comprehensive Income by Component
Third Quarter 2012

	Net Unrealized Gains (Losses) on Investments with no OTTI	Net Unrealized Gains (Losses) on Investments with OTTI	Cumulative Translation Adjustment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, June 30, 2012	$115	$(18)	$(8)	$89
Other comprehensive income (loss)	27	2	3	32
Balance, September 30, 2012	$142	$(16)	$(5)	$121

Changes in Accumulated Other Comprehensive Income by Component
Nine Months 2013

	Net Unrealized Gains (Losses) on Investments with no OTTI	Net Unrealized Gains (Losses) on Investments with OTTI	Cumulative Translation Adjustment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2012	$128	$(12)	$(5)	$111
Other comprehensive income before reclassifications	(72)	0	0	(72)
Amounts reclassified from AOCI to:
Other net realized investment gains (losses)	(49)	5	—	(44)
Tax (provision) benefit	17	(2)	—	15
Total amounts reclassified from AOCI, net of tax	(32)	3	—	(29)
Net current period other comprehensive income (loss)	(104)	3	0	(101)
Balance, September 30, 2013	$24	$(9)	$(5)	$10

Changes in Accumulated Other Comprehensive Income by Component
Nine Months 2012

	Net Unrealized Gains (Losses) on Investments with no OTTI	Net Unrealized Gains (Losses) on Investments with OTTI	Cumulative Translation Adjustment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2011	$80	$2	$(8)	$74
Other comprehensive income (loss)	62	(18)	3	47
Balance, September 30, 2012	$142	$(16)	$(5)	$121

18.	Subsequent Events

Subsequent events have been considered through December 30, 2013, the date on which these financial statements were issued.